Execution Version

DANIEL MACDONALD

– AND –

THE OTHER SHAREHOLDERS OF FILTER GROUP INC.

– AND –

8704104 CANADA INC.

– AND –

JUST ENERGY GROUP INC.

PURCHASE AGREEMENT

September 10, 2018

TABLE OF CONTENTS

Page

PURCHASE AGREEMENT

THIS AGREEMENT is made this 10th day of September, 2018,

AMONG:

Daniel MacDonald,
of [redacted]

("**Daniel**")

– and –

Darren Pritchett,
of [redacted]

("**Darren**")

– and –

Daniel Camirand,
of [redacted]

("**Camirand**")

– and –

Ivan Medunic,
of [redacted]
("**Ivan**")

– and –

Jason Harod,
of [redacted]
("**Jason**")

– and –

The holders of options to acquire shares in the capital of Filter Group Inc. executing Schedule A hereto

(the "**Other Shareholders**")

– and –

8704104 CANADA INC.,
a corporation incorporated under the laws of Canada
(the "**Buyer**")

– and –

JUST ENERGY GROUP INC.,
a corporation incorporated under the laws of Canada
(the "**Buyer Parent**").

Recitals:

1. Daniel, Darren, Camirand, Ivan and Jason (each individually, a "**Seller**" and collectively, the "**Sellers**") are, and together with the Other Shareholders executing Schedule A, will be, the legal and beneficial owners of all of the issued and outstanding shares in the capital of the Company.

2. The Buyer, a subsidiary of Buyer Parent, has agreed to purchase from the Shareholders the Purchased Shares and Shareholder Loan (collectively, the "**Purchased Assets**") on the terms and conditions contained herein. The Shareholders have agreed to sell to the Buyer the Purchased Assets on the terms and conditions contained herein.

3. Buyer Parent has agreed to guarantee the obligations of Buyer under this Agreement as set out in Article 9.

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows.

ARTICLE 1 INTERPRETATION

1.1 Definitions

In this Agreement, including the recitals hereto, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Schedule 1.1 and Section 2.5 of the SDL.

1.2 Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.3 Accounting for Purchase Price Adjustments

All accounting and financial terms used herein in connection with any adjustments to the Purchase Price provided in Article 2, unless specifically provided to the contrary, shall be interpreted and applied in accordance with the Accounting Principles.

1.4 Headings

The division of this Agreement into articles, sections, subsections, schedules and exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection, schedule and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein", "hereof", "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection, Schedule or Exhibit refer to the applicable article, section, subsection, schedule or exhibit of this Agreement.

1.5 Number and Gender

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.6 Entire Agreement

This Agreement and the Closing Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties including the Letter of Intent dated June 28, 2018, which is hereby terminated.

1.7 Amendment

This Agreement may be amended, modified or supplemented only by a written agreement signed by the Sellers, the Buyer and the Buyer Parent.

1.8 Waiver of Rights

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9 Schedules

The following Schedules form part of this Agreement:

Schedule	**Description of Schedule**
Schedule A	Executions of the Other Shareholders

Schedule	Description of Schedule
Schedule 1.1	Definitions
Schedule 6.1.2(b)	Form of Non-Competition Agreement
Schedule 7.3.4	Rules of Arbitration

In addition, the SDL is an integral part of this Agreement. The purpose of the SDL is to set out the qualifications, exceptions and other information called for in this Agreement.

1.10 Applicable Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction).

1.11 Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of Canada.

1.12 Tender

Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by electronic wire transfer payable in Canadian funds to the account as set out in Section 2.2 of the SDL.

1.13 Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid if taken on or by the next succeeding Business Day.

1.14 Calculation of Time

In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 6:00 p.m. (Eastern Standard Time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 6:00 p.m. on the next Business Day.

1.15 Third Party Beneficiaries

Nothing in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the Parties and their Representatives any rights or remedies of any kind.

1.16 No Strict Construction

The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of *contra proferentem* or strict construction shall be applied against any Party.

1.17 Nature of Obligations

Except for Section 3.2 and Subsection 5.1.2, all representations, warranties, covenants, indemnities, obligations and liabilities of the Sellers in this Agreement are joint and several. The Sellers hereby waive any rule or principle of law which could restrict or release such Party from the enforcement of its covenants and obligations as a joint and several representor, warrantor or obligor pursuant to the terms of this Agreement.

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Purchase of Purchased Assets

Subject to the terms and conditions herein, (i) the Shareholders agree to sell, assign, transfer and deliver to the Buyer at the Closing, and the Buyer agrees to purchase from the Shareholders at the Closing the Purchased Assets, free and clear of any and all Encumbrances, and (ii) Sellers shall cause the Company on Closing to cancel all unexercised and unexpired options then outstanding.

2.2 Purchase Price

(a) Subject to the adjustments set forth in Section 2.6, the purchase price for the Purchased Assets is (i) the Base Equity Consideration, plus (ii) the Shareholder Loan Consideration minus (iii) the Closing Working Capital Adjustment, minus (iv) the Closing Debt and plus (v) the Issued Class A Special Shares. Such net amount excluding the Issued Class A Special Shares and prior to being adjusted as set forth in Section 2.6 is herein called the "**Closing Date Cash Payment**" and as adjusted pursuant to Section 2.6 is herein called the "**Final Closing Date Cash Payment**". Such net amount including the Issued Class A Special Shares as adjusted pursuant to Section 2.6 is herein called the "**Purchase Price**".

(b) The Purchase Price shall be allocated among the Purchased Assets as follows: (i) to the Shareholders Loan, the Shareholder Loan Consideration; (ii) to the Purchased Shares represented by the Class A Common Shares of the Company, the Base Equity Consideration and (iii) the balance of the Purchase Price, being the Issued Class A Special Shares, to the Purchased Shares represented by the Class B Common Shares of the Company. The Purchase Price shall be allocated to the Shareholders as set out in Section 2.2 of the SDL and paid pursuant to Section 2.3, provided that the portion

of the Purchase Price comprised of the Shareholder Loan Consideration shall be allocated solely to the Sellers' Representative.

(c) The Parties agree that for tax purposes, no amount of the Purchase Price is payable in respect of, or shall be allocated by a Party to, the Non-Competition Agreement, and that the Non-Competition Agreement is integral to this Agreement and is being entered into to maintain and preserve the fair market value of the Purchased Assets. The Parties shall cooperate in preparing and filing a joint election under Section 56.4 of the ITA if required in connection with the forgoing.

2.3 Payment of Purchase Price

Subject to the provisions of Section 2.6, the Purchase Price for the Purchased Assets shall be paid and satisfied:

(a) The Closing Date Cash Payment shall be paid as follows:

(i) first, by wire transfer at the Closing Time in the amount and to the account specified by the Target Group Company's lender(s) in the payoff letter(s) to be delivered by the Sellers' Representative pursuant to Subsection 6.1.2(d), if any;

(ii) second, by wire transfer at the Closing Time to the account set out in Section 2.2 of the SDL, the Shareholder Loan Consideration less the amount under (i) above, if any, up to a maximum of $3,000,000; and the balance of the Shareholder Loan Consideration (of $10,000,000) shall be paid by the Buyer to the Seller's Representative by wire transfer to the account set out in Section 2.2 of the SDL, on or before the one hundred and eightieth (180th) day after the Closing Date, in one or more payments, together with interest thereon at the rate of one percent (1%) per annum calculated monthly; and

(iii) third, as to the balance of the Closing Date Cash Payment, by the Buyer to the Shareholders, by wire transfer to the account set out in Section 2.2 of the SDL, on or before the one hundred and eightieth (180th) day after the Closing Date, in one or more payments, together with interest thereon at the rate of one percent (1%) per annum calculated monthly.

(b) At the Closing Time, by issuance by the Buyer of 9,500,000 Class A Special Shares (the "**Issued Class A Special Shares**") and delivery of share certificates representing same to the Sellers' Representative or counsel to the Buyer as administrative custodian on behalf of the Shareholders and delivered to the Buyer Parent in accordance with the terms and conditions of the Class A Special Shares.

2.4 Class A Special Share Exchange Rights

(a) Pursuant to the terms and conditions of the Class A Special Shares, the Shareholders shall be entitled to exchange such shares in consideration for their relative proportion of the exchange payments as set out below (each, a "**Class A Special Share Payment**");

(i) On the first Settlement Date, the Shareholders will be entitled to exchange, in the aggregate, 3,135,000 of Class A Special Shares for an equal number of JE Common Shares provided the TTM EBITDA for the First Period is equal to or exceeds the Target EBITDA for the First Period. No Class A Special Shares may be exchanged on such date for a Class A Special Share Payment if the TTM EBITDA for the First Period is less than $[redacted]. If the TTM EBITDA for the First Period is equal to or exceeds $[redacted] but is less than the Target EBITDA, the Shareholders will be entitled to exchange a number of Class A Special Shares for an equal number of JE Common Shares calculated as follows:

JE Common Shares = x/y x [redacted]

where : x = actual First Period TTM EBITDA – $[redacted]

y = $[redacted]

(ii) On the second Settlement Date, provided the TTM EBITDA for the Second Period is equal to or exceeds the Target EBITDA for the Second Period, the Shareholders will be entitled to exchange a number of Class A Special Shares for an equal number of JE Common Shares; the aggregate number of Class A Special Shares that may be so exchanged is equal to 9,500,000 minus the number of JE Common Shares issued in respect of the First Period multiplied by fifty percent (50%) (the "**Second Period Maximum Share Issuance**"). No Class A Special Shares may be exchanged on such date for a Class A Special Share Payment if the TTM EBITDA for the Second Period is less than $[redacted]. If the TTM EBITDA for the Second Period is equal to or exceeds $[redacted] but is less than the Target EBITDA, the Shareholders will be entitled to exchange a number of Class A Special Shares for an equal number of JE Common Shares calculated as follows:

JE Common Shares = x/y x Second Period Maximum Share Issuance

where : x = actual Second Period TTM EBITDA – $[redacted]

y = $[redacted]

(iii) On the third Settlement Date, provided the TTM EBITDA for the Third Period is equal to or exceeds the Target EBITDA for the Third Period, the Shareholders will be entitled to exchange a number of Class A Special Shares for an equal number of JE Common Shares; the aggregate number of Class A Special Shares that may be so exchanged is equal to 9,500,000 minus the aggregate number of JE Common Shares issued in respect of the First Period and Second Period (the "**Third Period Maximum Share Issuance**"). No Class A Special Shares may be exchanged on such date for a Class A Special Share Payment if the TTM EBITDA for the Third Period is less than $[redacted]. If the TTM EBITDA for the Third Period is equal to or exceeds $[redacted] but is less than the Target EBITDA, the Shareholders will be entitled to exchange a number of Class A Special Shares for an equal number of JE Common Shares calculated as follows:

JE Common Shares = x/y x Third Period Maximum Share Issuance

where : x = actual Third Period TTM EBITDA – $[redacted]

y = $[redacted]

(b) Pursuant to the terms and conditions of the Class A Special Share provisions, in addition to the Class A Special Share Payments contemplated in Section 2.4(a), the Shareholders shall be entitled on each Settlement Date to a Class A Special Share Payment in respect of each Class A Special Share held immediately prior to the end of the relevant Period to be satisfied by the issuance on the applicable Settlement Date of that number of JE Common Shares calculated as follows:

$$\text{JE Common Shares} = \frac{A \times B}{\text{Deemed Price}}$$

where :

A= the number of JE Common Shares issued in the relevant Period upon the exchange of Class A Special Shares as contemplated in Section 2.4(a)

B = equals the aggregate amount of dividends paid on a JE Common Share during the Period(s) which have expired prior to the relevant Settlement Date

An illustration of the calculation of the Class A Special Share Payment contemplated in this Section 2.4(b) is set forth in Section 2.4(b) of the SDL.

(c) Pursuant to the terms and conditions of the Class A Special Shares, the Buyer shall have the option to satisfy in cash (i) fifty percent (50%) of each Class A Special Share Payment contemplated in Section 2.4(a) based upon the Deemed Price; and (ii) one hundred percent (100%) of each Class A Special Share Payment contemplated in Section 2.4(b) based upon the Deemed Price. Pursuant to the terms and conditions of the Class A Special Shares, any Class A Special Share that has not been exchanged prior to the fourth anniversary of the Closing Date may be redeemed by Buyer for a nominal amount.

(d) From the date of this Agreement until the last day of the Third Period, the Buyer agrees to cause the Target Group to conduct the business of the Target Group in a commercially reasonable manner and not in a manner intended or reasonably likely to reduce or avoid the achievement of any Target EBITDA; provided, that, for purposes of clarity, the Parties acknowledge and agree that any action taken by the board of directors of each Target Group Company with a good faith business justification, including, commercial decisions consistent with the Buyer's general business practices and decisions to scale back the Business if profitability is reduced compared to historical results, shall not be deemed to violate this Section 2.4(d).

(e) Pursuant to the terms and conditions of the Class A Special Shares, in the event that Buyer Parent enters into a transaction or arrangement prior to the third Settlement Date that will constitute a Change of Control Transaction, the Shareholders will be entitled to exchange each of the remaining Class A Special Shares for an equal number of JE Common Shares, and any remaining Class A Special Share Payments described in Section 2.4(b) shall become payable immediately prior to the date on which the Change of Control Transaction is to be completed.

(f) Within forty-five (45) days following the end of each Period, the Buyer shall prepare and deliver to the Sellers' Representative a statement of the TTM EBITDA for such Period (each, a "**Statement**").

(g) Upon receipt of the Statement for any Period, the Shareholders shall have twenty (20) days thereafter to review the Statement (the "**Review Period**"). The Buyer shall provide access, upon reasonable request, to the Sellers' Representative, to (i) the work papers of the Buyer in respect of the preparation of the Statement and relevant accounting books and records of the Company and (ii) the appropriate personnel, to verify the accuracy of the Statement. The Shareholders shall be deemed to have accepted the Statement upon the expiration of the applicable Review

Period, unless, prior to the expiration of such Review Period, the Sellers' Representative shall have delivered to the Buyer written notice and a detailed written explanation (together with all work papers and backup materials relating thereto) of the specific items in the Shareholders' dispute.

(h) The Buyer and the Sellers' Representative will attempt to resolve in good faith any disputed items during the fifteen (15) day period following the end of the Review Period. Failing resolution of all disputed items within that period, any remaining disputed items shall be referred to the Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within thirty (30) days following its appointment), make a determination of the items in dispute, based solely on written submissions and information submitted by the Parties to the Independent Accountant. The Independent Accountant shall consider only the disputed matters that were properly included in the notice of disagreement. The decision of the Independent Accountant as to the items in dispute shall be final and binding upon all Parties and shall be rendered within thirty (30) days of the appointment of the Independent Accountant. The Independent Accountant shall allocate its costs and expenses between the Buyer and the Shareholders based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. Pursuant to the terms and conditions of the Class A Special Shares, any such allocation on account of the Shareholders shall be satisfied by the redemption by Buyer of the appropriate number of Class A Special Shares based upon the number of JE Common Shares at their Deemed Price which are issuable upon exercise of the exchange right of the Class A Special Shares. The decision of the Independent Accountant shall be acted on within three (3) Business Days of its rendered decision.

(i) Pursuant to the terms and conditions of the Class A Special Shares, if Daniel ceases to be employed by the Buyer Parent due either to being terminated for cause or voluntarily resigning, retiring or otherwise departing (other than as a result of long term disability or death) prior to the third anniversary of the Closing Date then the Class A Special Share, then Payment for the period which Daniel ceased to be employed and each remaining future Class A Special Share Payment otherwise payable to the Sellers as contemplated by this Section 2.4 shall be paid on the third anniversary of the date such Class A Special Share Payments is otherwise payable as contemplated by this Section. For avoidance of doubt, there shall be no adjustment to the date of payment of the Class A Special Share Payment if Daniel ceases to be employed by the Buyer Parent prior to the third anniversary of the Closing Date as a result of long term disability or death.

(j) With respect to the Class A Special Shares to be issued by the Buyer to Shareholders hereunder (collectively, the "**Buyer Shares**"), each Shareholder represents and warrants to the Buyer:

(i) Such Shareholder is acquiring the Buyer Shares and the JE Common Shares into which the Buyer Shares are exchangeable, for its own account as principal, for investment purposes only, and not with a view to, or for, resale or distribution thereof, in whole or in part in a manner that would require registration under or violate the prospectus or registration requirements of any applicable securities law. Such Shareholder has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or to anyone else the Buyer Shares or the JE Common Shares into which the Buyer Shares are exchangeable, or any part thereof, and such Shareholder has no present plans to enter into any such contract, undertaking, agreement or arrangement.

(ii) Such Shareholder has been given the opportunity to ask questions of, and receive answers from, the Buyer Parent concerning the terms and conditions of the acquisition of the Buyer Shares and the JE Common Shares into which the Buyer Shares are exchangeable, and other matters pertaining to its investment. Such Shareholder acknowledges that such Shareholder has been furnished all information that such Shareholder has requested to the extent that such Shareholder considers necessary and advisable, and such information is sufficient upon which to base an investment decision.

(iii) Such Shareholder is resident in or otherwise subject to the securities laws of one of the provinces or territories of Canada.

(iv) The Shareholder acknowledges that each of the Buyer and Buyer Parent is relying on an exemption from the requirement to provide the Shareholder with a prospectus under applicable securities laws and, as a consequence of acquiring Buyer Shares and the JE Common Shares into which the Buyer Shares are exchangeable, pursuant to such exemption, certain protections, rights and remedies provided by applicable securities laws, including statutory rights of rescission or damages, will not be available to the Shareholder, and the Shareholder may not receive information that would otherwise be required to be provided to it under applicable securities laws.

(v) The Shareholder acknowledges that it has not been provided with an "offering memorandum" (as such term is defined in any applicable securities laws) or any similar document in connection

with its acquisition of the Buyer Shares or the JE Common Share into which the Buyer Shares are exchangeable, and the decision to execute this Agreement and to acquire the Buyer Shares and the JE Common Share into which the Buyer Shares are exchangeable, has not been based upon any verbal or written representations as to fact or otherwise made by or on behalf of the Buyer or Buyer Parent, other than such written representations as are expressly contained in this Agreement.

(vi) The Shareholder: (i) is not a person in the United States and is not acquiring the Buyer Shares or the JE Common Shares into which the Buyer Shares are exchangeable, for the account or benefit of, or for resale to, a person in the United States; and (ii) the offer to it of Buyer Shares or the JE Common Shares into which the Buyer Shares are exchangeable, was not made in the United States and it was outside the United States when it executed and delivered this Agreement to the Buyer.

(vii) The Shareholder acknowledges that (i) the Buyer Shares are being distributed as part of an exempt take-over bid under Section 4.3 of National Instrument 62-104 – *Take-Over Bids and Issuer Bids* and pursuant to exemption from prospectus requirements of Canadian securities laws under Section 2.16 of National Instrument 45-106 - *Prospectus Exemptions* and (ii) the JE Common Shares into which the Buyer Shares are exchangeable will be distributed to the Shareholder pursuant to the exemption from the prospectus requirements of Canadian securities laws under Section 2.42(1)(b) of National Instrument 45-106 - *Prospectus Exemptions*.

(viii) The Shareholder acknowledges and consents to: (i) the fact that the Buyer Parent is collecting "personal information" (as that term is defined under applicable privacy legislation, including, without limitation, the *Personal Information Protection and Electronic Documents Act* (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time); (ii) the Buyer Parent retaining such personal information for as long as permitted or required by Applicable Law or business practices; (iii) the fact that the Buyer Parent may be required by applicable securities laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide regulatory authorities with any personal information provided by the Seller in or in connection with this Agreement; and (iv) the collection, use and disclosure of the Seller's personal information by the TSX.

(ix) The Shareholder is aware that the Buyer Shares and the JE Common Shares into which the Buyer Shares are exchangeable,

have not been and will not be registered under the United States Securities Act of 1933, as amended (the "**U.S. Securities Act**"), or the securities legislation of any state of the United States and that the Buyer Shares and the JE Common Shares into which the Buyer Shares are exchangeable, may not be offered or sold directly or indirectly in the United States without registration under the U.S. Securities Act or compliance with requirements of an exemption from registration and it acknowledges that the Buyer or the Buyer Parent has no present intention of filing a registration statement under the U.S. Securities Act in respect of the Buyer Shares or the JE Common Shares.

2.5 Post-Closing Review

(a) Within ninety (90) days following the Closing Date, the Buyer shall cause the Buyer's Accountants to conduct a review of the Company for the period commencing October 1, 2017 and ending at the Measurement Time, to prepare the Closing Financial Statements for the Business as at the Measurement Time and to prepare a calculation of the Closing Working Capital and Closing Debt as determined from the Closing Financial Statements. The Closing Financial Statements and such calculation of the Closing Working Capital and Closing Debt shall be prepared in accordance with the Accounting Principles. The cost of the review and Closing Financial Statements prepared by the Buyer's Accountants shall be borne by the Company, and one-half of this cost will be accrued for as a Current Liability on the Closing Financial Statements. The Closing Working Capital Accounting Principles and an illustration of the Working Capital calculation is set out in Section 2.5(a) of the SDL.

(b) A draft copy of the Closing Financial Statements and the calculation of the Closing Working Capital and Closing Debt shall be delivered by the Buyer to the Sellers' Representative within ninety (90) days of the Closing Date. If no objections are delivered in writing by the Sellers' Representative to the Buyer within twenty (20) days of receipt of the Closing Financial Statements, the Closing Working Capital and Closing Debt calculations, such statements and calculations shall be deemed to be final. If the Sellers' Representative raises any objection to any item in the Closing Financial Statements or the calculation of Closing Working Capital and Closing Debt, the Sellers' Representative shall give notice to the Buyer of such objection no later than the twentieth (20th) day following delivery of such statements and calculations. The Buyer shall deliver final Closing Financial Statements, the Closing Working Capital and Closing Debt calculations to the Sellers' Representative forthwith after the Sellers' Representative and the Buyer mutually agree on same or such statements and calculations are deemed to be final binding.

(c) Forthwith following the Closing Date, the Buyer shall cause the Buyer's Accountants to prepare the Closing Tax Returns. The cost of the preparation of the Closing Tax Returns prepared by the Buyer's Accountants shall be borne by the Buyer. A draft copy of the Closing Tax Returns shall be delivered by the Buyer to the Sellers' Representative not less than thirty (30) days before the date on which such Tax Returns are required to be filed. Such Tax Returns shall be prepared in a manner consistent with prior practice unless otherwise required by Applicable Law. Notwithstanding the foregoing, in any such Tax Return, the Company shall not deduct any amount in the nature of a reserve or claim any Tax credit that would require the Company to include in a taxable period ending after the Closing any amount of income. If no objections are delivered in writing by the Sellers' Representative to the Buyer within twenty (20) days of receipt of the Closing Tax Returns, such returns shall be deemed to be final. If the Sellers' Representative raises any objection to any item in the Closing Tax Returns, the Sellers' Representative shall give notice to the Buyer of such objection no later than the twentieth (20th) day following delivery of such returns. The Sellers' Representative and the Buyer agree to negotiate in good faith with a view to resolving such objections as soon as practicable and in any event in the case of the Closing Tax Returns, at least thirty (30) days prior to the date upon which the Closing Tax Returns are required to be filed under Applicable Law with the applicable tax authority. The Buyer shall deliver final Closing Tax Returns to the Sellers' Representative forthwith after the Sellers' Representative and the Buyer mutually agree on same or such Tax Returns are deemed to be final. The Closing Tax Returns shall not be filed by the Buyer without the prior written consent of the Sellers' Representative provided that such consent shall not be unreasonably withheld, conditioned or delayed.

2.6 Purchase Price Adjustments

(a) On the Adjustment Date, the Purchase Price shall be adjusted as follows:

(i) if the Closing Working Capital is less than the Working Capital Target, then the amount of such deficiency shall be deducted from the Purchase Price;

(ii) if the Closing Working Capital is greater than the Working Capital Target, there shall be no adjustment to the Purchase Price; and

(iii) the Purchase Price shall be reduced by the amount of the Closing Debt as shown on the balance sheet included in the Closing Financial Statements.

If the Final Closing Date Cash Payment as adjusted pursuant to this Section 2.6(a) is greater than the Closing Date Cash Payment, there shall be no adjustment to the Purchase Price. If the Final Closing Date Cash

Payment as adjusted pursuant to this Section 2.6(a) is less than the Closing Date Cash Payment, the amount of such deficiency may be offset on the Adjustment Date by the Buyer against the amount otherwise payable by the Buyer to the Shareholders under Subsection 2.3(a)(iii); provided that the Shareholders shall pay to the Buyer on the Adjustment Date the amount of such deficiency that exceeds the amount, if any, set off by the Buyer.

2.7 Disputes

In the event the Parties have been unable to resolve any objection raised by the Buyer with respect to any item in the Closing Financial Statements, or the calculation of the Closing Working Capital or Closing Debt or if the Buyer and the Sellers' Representative are not able to agree on the Closing Tax Returns, within thirty (30) days of the receipt of such statements, calculations and returns, the disputed matter(s) shall forthwith be submitted by the Parties to KPMG LLP (the "**Independent Accountant**"). If KPMG LLP refuses to act as the Independent Accountant, then the Sellers' Representative or the Buyer may apply to the Canadian Professional Accountants Association for the appointment of an Independent Accountant. The Independent Accountant shall, as promptly as practicable (but in any event within thirty (30) days following its appointment), make a determination of the items in dispute, based solely on written submissions and information submitted by the Parties to the Independent Accountant which shall be in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Such information shall include all working papers of the Buyer's Accountants relating to the preparation of the Closing Financial Statements and the calculation of Closing Working Capital and Closing Debt and the preparation of the Closing Tax Returns, as applicable. The Independent Accountant shall consider only the disputed matters that were properly included in the notice of disagreement and the Independent Accountant may not assign a value to any item in dispute greater than the greatest value assigned by the Buyer or the Sellers' Representative or less than the smallest value for such item assigned by the Buyer or the Sellers' Representative. The decision of the Independent Accountant as to the items in dispute shall be final, conclusive and binding upon all Parties (and shall not be subject of appeal) and shall be rendered within thirty (30) days of the appointment of the Independent Accountant. The Independent Accountant shall allocate its costs and expenses between the Buyer and the Shareholders based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. Pursuant to the terms and conditions of the Class A Special Shares, such allocation to be satisfied by an adjustment to the number JE Common Shares issuable on the exercise of the exchange right of the Class A Special Shares, based on the Deemed Price of the JE Common Shares.

2.8 Withholding

Each of the Buyer and the Shareholders shall deduct and withhold (or have deducted and withheld) from any amounts payable pursuant to this Agreement such amounts that are required to be deducted or withheld therefrom or in connection

therewith under Applicable Law. To the extent such amounts are so deducted or withheld, they are to be remitted to the applicable Governmental Authority in accordance with Applicable Law and shall, to the extent so remitted, be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9 Delivery of Certificates and Other Closing Documents

On the Closing Date with effect as of the Closing Time: (a) the Shareholders shall transfer and deliver to the Buyer share certificates, representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, and shall cause the Company to enter the Buyer on the books of the Company as the holder of the Purchased Shares and to issue share certificates representing the Purchased Shares to the Buyer and (b) each of the Parties shall deliver the other Closing Documents to be delivered by it pursuant to Article 6. On the Closing Date with effect as of the Closing Time, Daniel will assign the Shareholder Loan to the Buyer, or as it may direct, and will execute and deliver the Assignment contemplated in Section 6.1.2(e) (such Assignment to be in form and substance satisfactory to the Buyer).

2.10 Pre-Closing Restructuring

The Shareholders and Buyer shall cooperate with implementing, and the Shareholders shall cause the Company, to implement the corporate restructuring proposed prior to the Closing Date substantially in accordance with Section 2.10 of the SDL to this Agreement, together with such other pre-Closing restructuring of the Company's corporate structure and capital structure as the Shareholders and Buyer may mutually agree with respect to making the transactions proposed in this Agreement as tax efficient as possible for all Parties.

2.11 Place of Closing

The signing of this Agreement and the delivery of the Closing Documents shall take place at the Closing Time on the Closing Date at the offices of Fasken Martineau DuMoulin LLP, Bay Adelaide Centre, 333 Bay Street, Suite 2400, Toronto, ON, M5H 2T6. Notwithstanding the previous sentence, the Closing can take place virtually on the Closing Date by exchange of executed Closing documents by electronic transmission or courier and payment by wire transfer of immediately available funds, with original documents to be exchanged upon request of a Party thereafter. The Closing shall be effective as of the Effective Time.

2.12 Tax Election

The Shareholders and the Buyer shall elect jointly under subsection 85(1) of the ITA (and any similar provision of any provincial legislation) in the prescribed form and within the prescribed time for purposes of the ITA, and shall therein agree in respect of the transfer of the Purchased Shares on Closing, and any transfer of Class A Special Shares for JE Common Shares subsequent to Closing, that the proceeds of disposition for

such transfer and the Buyer's cost of such securities for purposes of the ITA shall be determined by the Shareholders within the limitations set forth in the ITA. Each Shareholder shall deliver to the Buyer a properly completed and executed joint election form no later than the date that is three (3) months following the date of any such transfer. Buyer shall execute such properly completed joint election form and shall file such executed joint elections form. None of the Buyer, its successors, or affiliates nor the officers, directors or employees of such entities will be responsible for the validity, or proper completion of any joint election form, or for any taxes, interest, penalties or other consequences under the ITA (or any similar provision of any provincial tax legislation) in respect thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers

The Sellers jointly and severally represent and warrant to the Buyer as set out in the following Subsections of this Section and acknowledge that the Buyer is relying upon such representations and warranties in completing the purchase of the Shares.

3.1.1 Corporate Matters

(a) Each Target Group Company is duly incorporated, organized and validly existing in good standing under the laws of its jurisdiction of incorporation (as identified in Section 3.1.1 of the SDL). No proceedings have been taken or authorized by any Target Group Company, Sellers or, to the best of Sellers' knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Target Group Company.

(b) Each Target Group Company has all necessary power and authority to own or lease its Assets and to carry on its Business as at present carried on. Each Target Group Company possesses all Licenses required to be maintained by it for the conduct of its Business. Neither the nature of the Business nor the location or character of any of the Assets requires any Target Group Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than the jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose as identified in Section 3.1.1 of the SDL.

(c) A true copy of the Governing Documents of each Target Group Company has been delivered to Buyer by Sellers and such Governing Documents of such Target Group Company constitute all of the Governing Documents of such Target Group Company and are complete and in full force and effect.

(d) True, accurate and complete copies of the corporate records of each Target Group Company have been delivered to Buyer's solicitors for review. Such

corporate records have been maintained in accordance with Applicable Law and reflect all actions taken and all resolutions passed by the directors and shareholders of each Target Group Company from its date of incorporation. All resolutions contained in such records have been duly passed and all such meetings have been duly called and held. The share certificate books, register of shareholders, register of transfer and registers of directors of each Target Group Company are complete and accurate.

(e) The list of officers and directors in Section 3.1.1 of the SDL constitutes a complete and accurate list of all officers and directors of each Target Group Company.

3.1.2 Authorized and Issued Securities

The authorized and issued shares in the capital of the Target Group are set forth in Section 3.1.2 of the SDL and all such issued shares have been validly issued and are outstanding as fully paid and non-assessable. The shares in the capital of each Target Group Company are owned beneficially and of record, as detailed (including name of owner, nature of ownership and share class and certificate number) as set forth in Section 3.1.2 of the SDL.

3.1.3 No Options or Other Rights

No Target Group Company is a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any shares in the capital of any Target Group Company or any other security exercisable or exchangeable for or convertible into any shares in the capital of any Target Group Company and there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, shares in the capital of any Target Group Company or any other security exercisable or convertible into any shares in the capital of any Target Group Company other than as set out in Section 3.1.3 of the SDL. Except as set forth in Section 3.1.3 of the SDL, there are not any agreements, commitments or other rights requiring any Target Group Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares in the capital of any Target Group Company or any rights to participate in the equity or net income of any Target Group Company. Except for the restrictions on transfer set forth in the Governing Documents (which shall have been complied with prior to Closing) and the amended and restated shareholder agreement of the Company dated March 31, 2018 (the "**Shareholders Agreement**"), there are not any share transfer restriction agreements, voting trusts, pooling agreements, proxies or other agreements or understandings among any Persons and/or any Target Group Company regarding the ownership or voting or any other matter relating to the shares in the capital of or interests in any Target Group Company and/or the governance of any Target Group Company.

3.1.4 Subsidiaries and Other Interests

The Company is the legal and beneficial owner and has good marketable title to all of the issued and outstanding securities of the Filter Group USA Inc. free and clear of all Encumbrances, other than as set out in the SDL. Other than such ownership, no Target Group Company owns any securities of any other body corporate. No Target Group Company is, nor has any Target Group Company agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking. No Target Group Company has agreed to acquire or lease any other business operation, nor does any Target Group Company have any other investment interest in any business owned or controlled by any third party.

3.1.5 Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by (A) Sellers of any covenant or obligation of Sellers under this Agreement or any Closing Document to which a Seller is a party or (B) any Target Group Company of any Closing Document to which it is a party, or the Closing:

(a) contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i) any Applicable Law;

(ii) any License held by any Target Group Company;

(iii) the Governing Documents, Shareholders Agreement, directors or shareholders resolutions of any Target Group Company;

(iv) the provisions of any agreement, Real Property Lease, mortgage, security document, obligation or instrument to which any Target Group Company or a Seller is a party, or by which any Target Group Company, either Seller or the Assets are bound or affected, save and except as set out in Section 3.1.6 of the SDL;

(b) relieve any other party to any Contract, Real Property Lease or Equipment Leases of that party's obligations thereunder or enable it to terminate its obligations thereunder which would either individually or in the aggregate have an adverse effect on the Company or the Business, save and except as set out in Section 3.1.6 of the SDL; or

(c) result in the creation or imposition of any Encumbrance on any Target Group Company or any of the Assets.

3.1.6 Consents, Approvals

Except as set forth in Section 3.1.6 of the SDL, no consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by Sellers or any Target Group Company, in connection with (a) the Closing or (b) the execution and delivery by Sellers of this Agreement or the Closing Documents to which a Seller is a party or (c) the observance and performance by Sellers of their obligations under this Agreement or the Closing Documents to which a Seller is a party, or (d) the execution and delivery by any Target Group Company of any Closing Document to which it is a party or the performance of its obligations thereunder or (e) to avoid the loss of any License relating to the Business as result of any of the foregoing.

3.1.7 Financial Statements

The Financial Statements:

(a) have been prepared in accordance with ASPE and applied on a basis consistent with those of previous fiscal years, and each present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of each of the applicable Target Group Companies;

(b) accurately disclose the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of such Target Group Company, and the results of the operations of such Target Group Company as at the dates thereof and for the periods covered thereby;

(c) contain all proper accruals as at the dates thereof and for the periods covered thereby of all amounts which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period; and

(d) contain adequate reserves for all liabilities and obligations of such Target Group Company of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

No information has become available to Sellers that would render the Financial Statements incomplete or inaccurate. For greater certainty, for the purposes of the certificate to be delivered by the Sellers' Representative pursuant to Section 6.1.5, "Financial Statements" shall also include the Reviewed Interim Financial Statements.

3.1.8 Undisclosed Liabilities

(a) The Target Group has no liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) of any kind except:

(i) liabilities disclosed or provided for in the Financial Statements; and

(ii) liabilities incurred in the ordinary course of business since September 30, 2017, which are consistent with past practice, are not, in the aggregate, material and adverse to the Target Group, the Purchased Assets, or to the Condition of the Business and do not violate any covenant contained in this Agreement or constitute a breach of any representation or warranty made in or pursuant to this Agreement.

(b) The aggregate amount of Debt and current portion of long term debt of the Target Group does not exceed $22,000,000. The aggregate amount of the Shareholder Loan on the Closing Date (including accrued and unpaid interest) shall be equal to $13,000,000.

3.1.9 Absence of Changes

Except as set forth in Section 3.1.9 of the SDL, since September 30, 2017:

(a) Each Target Group Company has conducted the Business in the ordinary course, and the Target Group Company has not incurred any debt, obligation or liability out of the ordinary course of business or of an unusual or extraordinary nature and each Target Group Company has used its best efforts to preserve the Business and the Assets;

(b) there has not been any change in the Condition of the Business other than changes in the ordinary course of business, and such changes have not, either individually or in the aggregate, been adverse and have not had nor may they be reasonably expected to have, either before or after the Closing Time, an adverse effect on the Condition of the Business;

(c) there has not been any termination, amendment or revocation of any License or any damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance), or any change in, or creation of, any Applicable Law which has had, or could have, an adverse effect on the Company or the Condition of the Business; and

(d) there has not been any change in the accounting principles, policies, practices or procedures of the Target Group or their application to the Target Group.

3.1.10 Absence of Unusual Transactions

Since September 30, 2017 no Target Group Company has:

(a) transferred, assigned, sold or otherwise disposed of any of the Assets or cancelled any debts or claims except for Inventory sold or disposed of in the ordinary course of business;

(b) incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities included in the Financial Statements and obligations and liabilities incurred since September 30, 2017 in the ordinary course of business;

(c) settled any liability, claim, dispute, proceedings, suit or appeal pending against it or against any of the Assets;

(d) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since in the ordinary course of business;

(e) suffered an operating loss or any extraordinary loss;

(f) made any change in the method of billing customers or the credit terms made available to customers;

(g) made any change with respect to any method of management operation or accounting in respect of the Business;

(h) waived or omitted to take any action in respect of any rights of substantial value or entered into any commitment or transaction if such loss, rights, commitment or transaction is or would be material in relation to the Assets or the Business;

(i) except as disclosed in Section 3.1.16 of the SDL, hired, suspended or dismissed any employee, consultant or independent contractor, increased the compensation paid or payable with respect to any current or former employee, director, consultant or independent contractor or increased the benefits to which any of the foregoing are entitled under any Benefit Plan or created, adopted, become a party to, amended, suspended, terminated or terminated participation in any Benefit Plan, other than in the ordinary course of business consistent with past practices;

(j) created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain;

(k) modified, amended or terminated any contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course of business;

(l) incurred any Debt, other than in the ordinary course of business;

(m) issued or sold any Securities, or any bonds, debentures or other securities or issued, granted or delivered any right, option or other commitment for the issuance of any such securities;

(n) declared or paid any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares;

(o) except as disclosed in Section 3.1.12 of the SDL, entered into or become bound by any contract, agreement or arrangement, written or oral, either not in the ordinary course of its business or involving or which may result in the payment of money by the Company after the Closing Date of an amount in excess of $50,000 with respect to any one transaction; or

(p) authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.11 Tax Matters

(a) Each Target Group Company has prepared and filed all Tax Returns required to be filed by it in all applicable jurisdictions on time and with all appropriate Governmental Authorities for all fiscal periods ending prior to the date hereof. Each such Tax Return is correct and complete in all material respects. True copies of all Tax Returns prepared and filed by each Target Group Company for the past five years have been given to Buyer before the Closing Date.

(b) Each Target Group Company has paid all Taxes due and payable whether or not such Taxes were reflected on its Tax Returns and has paid all assessments and reassessments it has received in respect of Taxes, other than Taxes being contested in good faith. Each Target Group Company has paid in full all Taxes accruing due on or before the date hereof which are not reflected in its Tax Returns, including all instalments for its current taxation year, or has made adequate provision in the Financial Statements for the payment of such Taxes. The provisions for Taxes reflected in the Financial Statements are sufficient to cover all liabilities for Taxes that have been assessed against each Target Group Company, whether or not disputed, or that are accruing due in respect of the Business, its operations and property during the periods covered by the Financial Statements and all prior periods. Except to the extent provided for in the most recent Financial Statements, each Target Group Company is not liable for any Taxes at the date hereof or for the payment of any instalment in respect of Taxes due in respect of its current taxation year and, except as aforesaid, no such Taxes are required to be provided for.

(c) Except as set forth on Section 3.1.11 of the SDL, there are no actions, suits, proceedings, investigations, audits or claims now pending, or to the knowledge of the Sellers, threatened against any Target Group Company

in respect of any Taxes or any Tax Return filed by any Target Group Company. There are no assessments or reassessments of Taxes in respect of any Target Group Company that have been issued and are outstanding. No Target Group Company is negotiating any draft assessment or reassessment with any Governmental Authority. Sellers are not aware of any contingent liabilities of the Target Group for Taxes or any grounds for an assessment or reassessment including aggressive treatment of income, expenses, credits or other claims for deduction under any return, filing or report. Sellers have not received any indication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes, regardless of its merits. No Target Group Company has executed or filed with any Governmental Authority any agreement extending or waiving the period for assessment, reassessment, payment, remittance or collection of any Taxes or the filing of any Tax Return. Assessments under any of the laws of a jurisdiction in which a Target Group Company carries on business have been made with respect to such Target Group Company covering all past periods through the fiscal year ended September 30, 2016. No Target Group Company has or had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been filed.

(d) Each Target Group Company has timely withheld Taxes from each payment made including (i) with respect to each of its present or former employees, officers, directors, creditors, consultants and independent contractors and (ii) to all Persons who are non-residents of Canada for the purposes of the ITA, all amounts, including Taxes, required by law and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. Each Target Group Company has charged, collected and remitted on a timely basis all Taxes as required by Applicable Law on any sale, supply or delivery whatsoever, made by such Target Group Company.

(e) To the knowledge of the Sellers, there are no circumstances existing and no transaction or event or series of transactions and events which could result in the application of any of sections 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA or any equivalent provincial provision to any Target Group Company. Except as disclosed in Section 3.1.11 of the SDL, no Target Group Company has claimed nor will it claim any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraphs 20(1)(m) or 20(1)(n) of the ITA or any equivalent provincial provision, if any such amount could be included in the Target Group's income for any period ending on or immediately before or for any period ending after Closing. No Target Group Company is subject to liability for Taxes of any other person, including, liability arising under Section 160 of the ITA or any equivalent provincial provision, liability under any agreement under Section 191.3 of the ITA or liability under U.S. Treasury Regulations Section 1.1502-6 or any similar provision. No Target Group Company

has made any payments, no Target Group Company is obligated to make any payments, and no Target Group Company is a party to any agreement under which it could be obligated to make payments, that will not be deductible by virtue of Section 67 of the ITA or any equivalent provincial provision.

(f) The Company is registered for the purposes of Part IX of the *Excise Tax Act* (Canada), the Company's GST/HST registration number is 804011468RT0001 (Ontario) and 804011468MT0001 (Manitoba). Filter Group USA Inc. is registered in each State in which it operates for purposes of sales and use Taxes and the registration numbers are: USA NV:1032656395-001, USA AZ: 21196894, USA CA: 103233774, USA IL: 4292-7978, USA TX: 32061769892 and USA MI: 371830316. Each Target Group Company has collected, paid, reported and/or remitted all sales Taxes in the prescribed manner on a timely basis. Each Target Group Company has complied on a timely basis will all registration, reporting, collection and remittance, and other requirements in respect of all commodity and sales Taxes. Each Target Group Company has properly and timely collected and maintained all resale certificates, invoices, purchase orders and other documentation required to qualify for any input tax credit, refund or rebate of or any exemption from the collection of sales, use. GST/HST or other value added or transfer Taxes and has provided access to all such documentation to the Buyer.

(g) Except as set forth in Section 3.1.11 of the SDL, no transaction or arrangement between any Target Group Company and any Person with whom any Target Group Company was not dealing at arm's length, within the meaning of the ITA, involving the acquisition, delivery, disposition or provision of property or services of the right to use property or services, took place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm's length terms and conditions. The Company has made or obtained records or documents that meet the requirements of subsection 247(4) of the ITA with respect to all transactions and arrangements between the Company and any non-resident Person, within the meaning of the ITA, with whom the Company was not dealing at arm's length within the meaning of the ITA. Filter Group USA Inc. has complied with similar documentation obligations under the transfer pricing provisions of the Code.

(h) The Company has not made an "excessive eligible dividend designation" as defined in subsection 89(1) of the ITA in respect of any dividend paid, or deemed to be paid by any provision of the ITA, in respect of any class of shares of its capital stock.

(i) The Company has not made a capital dividend election under subsection 83(2) of the ITA in an amount which exceeds the amount in the Company's capital dividend account at the time of such election.

(j) No Target Group Company is bound by any Tax sharing, allocation, indemnification or similar agreement.

(k) No Target Group Company has been a "distributing corporation" or a "controlled corporation" in a transaction under Code Section 355.

(l) No Target Group Company has been a party to a transaction that constitutes a "reportable transaction" or a "listed transaction" for purposes of Code Section 6011 and applicable U.S. Treasury Regulations thereunder (or a similar provision of state, local or foreign law).

(m) No Target Group Company will be required to include in a taxable period ending after the Closing Date any material amount of taxable income attributable to income that accrued in a taxable period prior to the Closing Date.

(n) The aggregate amount of (i) the non-capital loss carry forwards of the Company for purposes of the ITA, and (ii) the amount by which the Company's aggregate undepreciated capital cost in its Class 8 capital property for purposes of the ITA exceeds the net book value of such property, is not less than $14 million.

(o) The Company is a foreign corporation for all purposes of the Code (including, without limitation, Sections 897, 1445 and 7874 thereof).

(p) The shares of the capital stock of Filter Group USA Inc. do not constitute a United States real property interest within the meaning of Section 897 of the Code.

(q) No Target Group Company has been a member of a consolidated or combined tax return and no Target Group Company is liable for Taxes of any other person, including liability under Treas. Reg § 1.1502-6 or similar provision of State, local or foreign law.

(r) No Target Group Company has been a party to a spin-off transaction under Section 355 of the Code.

(s) No Target Group Company has executed any power of attorney that is still in force with respect to any tax or requested or obtained any closing agreements, private letter rulings, technical advice memoranda or similar agreements.

(t) Filter Group USA Inc. is not an "expatriated entity" within the meaning of Section 7874 of the Code.

(u) No Target Group Company is a party to any agreement that would result in a payment of an excess parachute payment within the meaning of Section 280G of the Code.

3.1.12 Material Contracts and Equipment Leases

(a) Except for the Equipment Leases disclosed in Schedule 1.1(a) and the Contracts as disclosed in Section 3.1.12 of the SDL, each Target Group Company is not a party to or bound by any:

(i) Contract involving aggregate payments to or by or liabilities of either Target Group Company in excess of $75,000;

(ii) Contract that is not in the ordinary course of the Business;

(iii) Contract containing continuing covenants limiting the freedom of either Target Group Company to compete in any line of business with any Person or in any area or territory or to solicit any customers or which could restrict or interfere with the conduct of the Business or use of the Assets;

(iv) Contract that relates to Tax sharing;

(v) Contract for the sale of all material assets of the Target Group;

(vi) Contract, except for Customer Contracts, restricting or setting any parameters around rates that can be charged for renting or providing services related to water filters;

(vii) Contract contemplating prepayment or deposit by a Target Group Company of an amount greater than $75,000;

(viii) Contract with any non-solicitation covenants in favour of a Target Group Company (other than any such Contract with Employees, Contractors, or distributors whereby such Employee, Contractor or distributor is to receive payments of less than $25,000 per year);

(ix) Contract related to billing or collections;

(x) Contract with residual, legacy, earnouts, commissions or run-off payments, other than commissions with respect to Contractors for ongoing services in the ordinary course of business;

(xi) Contract for the purchase or sale of any equipment or fixed or capital assets having a fair market value in excess of $75,000 per year;

(xii) license, royalty or other agreement relating to Intellectual Property, Confidential Information or Technology to which either Target Group Company is a party or is bound by (whether as licensor, licensee, or otherwise) that is material to the Business other than off-the-shelf, click wrap or shrink wrap Software;

(xiii) Contract which requires or may require the provision by a Target Group Company to any Person of goods or services having a fair market value in excess of $75,000;

(xiv) joint venture, partnership, or similar Contract;

(xv) strategic alliance, co-marketing, co-promotion, or similar Contract, and any Contract involving a sharing of profits, losses, costs or Liabilities with any other Person which, in each case, involves payment to or from a Target Group Company of more than $75,000 during any 12-month Period;

(xvi) Contract evidencing Debt of a Target Group Company;

(xvii) Contract with a Related Party; or

(xviii) Contract giving rise to any Company Transaction Expenses;

(collectively, the "**Material Contracts**").

(b) Each Equipment Lease and each Material Contract is in good standing and in full force and effect with no amendments except as disclosed on Section 3.1.12 of the SDL. All of the Material Contracts the Equipment Leases are valid and binding obligations of the applicable Target Group Company enforceable in accordance with its respective terms. Each Target Group Company has complied with all terms thereof, has paid all amounts due thereunder, has not waived any rights thereunder, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute a default or breach thereunder by the Target Group Company and no default or breach exists in respect thereof on the part of any of the parties thereto. All amounts payable to the applicable Target Group Company under the Material Contracts and the Equipment Leases have been received by the Target Group Company or are still due and owing to the Target Group Company without any right of set off. No Target Group Company is a party to any Material Contract and Equipment Lease which it does not have the capacity to perform, including the necessary personnel, equipment and supplies. No purchase commitment of a Target Group Company is in excess of its normal business requirements.

(c) The information set forth in Section 3.1.12(c) of the SDL regarding the number of Customers with Customer Contracts and at the prices set out

therein, in each case as at the date of this Agreement, is true and correct in all material respects. All of the Customer Contracts with Customers located in Canada contemplate payments to be made monthly and in Canadian dollars and all of the Customer Contracts with Customers located in the United States contemplate payments to be made monthly and in United States dollars. The location of each water filter and a true and complete schedule of the aging of the water filters are set forth in Section 3.1.12(c) of the SDL. At least one Target Group Company is a party to each of the Customer Contracts and no Related Party of either Target Group Company (other than another Target Group Company) is a party to any Customer Contract. No default by the Target Group Companies or, to the knowledge of the Sellers, by the other parties thereto exists under any Customer Contract except, in the latter case, as has been provided for in the Financial Statements and payment defaults incurring thereafter in the ordinary course. To the knowledge of the Sellers, substantially all of the Customer Contracts have been properly executed by the Customer. Each Customer Contract is a valid and legally binding agreement of the Customer enforceable in accordance with its terms. Each Customer completely and accurately describes the water filters subject thereto in all material respects. Each Customer Contract conforms to all Applicable Law in all material respects and is consistent in all material respects with the advertising and publicity material of the Target Group provided to the applicable Customer. To the knowledge of the Sellers, the information in substantially all of the Customers Contracts pertaining to the applicable names, addresses, rental rates and equipment are true and completely and accurately described in all material respects. No deposit or prepayment has been made by a Customer under its Customer Contract or accepted by the Sellers except as disclosed in Section 3.1.12(c) of the SDL. To the knowledge of the Sellers, there are no setoffs, counterclaims or defences on part of any Customer which would impair or otherwise affect the ability of the Target Group to enforce such Customer Contract in full.

(d) Set forth Section 3.1.12(d) of the SDL are true and complete copies of each of the forms of Customer Contracts applicable to all water filters and water filter products. There are no material terms to any of the Customer Contracts, except for those contained in such forms and as disclosed at Section 3.1.12(d) of the SDL.

3.1.13 Absence of Guarantees

No Target Group Company has given or agreed to give, or is a party to or bound by, any guarantee of indebtedness or other obligations of third parties or any other commitment by which such Target Group Company is, or is contingently, responsible for such indebtedness or other obligations.

3.1.14 Compliance with Applicable Law

(a) Each Target Group Company has conducted and is conducting the Business in compliance in all material respects with all Applicable Law of each jurisdiction in which the Business has been and is carried on including all Privacy Laws wherever such Personal Information may be situate. No Target Group Company has received any notice of any alleged breach by the Target Group Company of any such Applicable Law.

(b) Where consent of an individual to the collection, use or disclosure of Personal Information is required, either by Applicable Law or in accordance with the Privacy Policies such consent has been obtained in accordance with Privacy Law and with the Privacy Policy.

(c) All Personal Information held by any Target Group Company was collected and is used and disclosed by such Target Group Company for reasonable and legitimate purposes in accordance with Applicable Law and the Privacy Policies, and all such purposes are disclosed in Section 3.1.14 of the SDL.

(d) Except as disclosed in Section 3.1.14 of the SDL, no Target Group Company has transferred Personal Information to any agent or other third party service provider or Contractor for any purpose. Where an information protection agreement was required, such agreements were entered into by such Target Group Company with the agent or third party service provider and are disclosed in Section 3.1.14 of the SDL.

(e) Except as disclosed in Section 3.1.14 of the SDL:

(i) there are no current or unresolved requests for access to Personal Information, nor is any Target Group Company the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;

(ii) no Order has been issued, nor any recommendations made, by any Privacy Commissioner or other data protection authority, in respect of any Target Group Company or its authorized agents, of Personal Information held by or on behalf of a Target Group Company or of any privacy practices or procedures of a Target Group Company;

(iii) no Target Group Company has been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law nor has any Target Group Company been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law nor has a Target Group Company settled any prosecution short of conviction for noncompliance with or breach of any Privacy Law;

(iv) no Target Group Company has received any notice of any Order or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and

(v) to the knowledge of the Sellers, there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.

3.1.15 Condition of Equipment

The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, which are currently owned and used by the Target Group to operate the Business in the ordinary course. No Target Group Company has ever owned any real property. Except for any Assets listed on Section 3.1.15 of the SDL, the Target Group has sole possession of all Assets and all tangible Assets, including the Books and Records, but excluding water filters in the possession of a Customer and Inventory in transit, are located at the Leased Premises. All tangible Assets are in working condition, except for reasonable wear and tear, and comply with all standards and requirements of all applicable Governmental Authorities.

3.1.16 Employees and Contractors

(a) Section 3.1.16 of the SDL contains:

(i) the names and titles of all Employees and Contractors of each Target Group Company;

(ii) the date each Employee was hired or Contractor was engaged;

(iii) with respect to Employees providing services in the US., status as exempt or non-exempt under the Fair Labor Standards Act, as amended;

(iv) location of employment or engagement;

(v) the rate of base annual or hourly base compensation of each Employee and Contractor at the date hereof, any bonuses and other incentive compensation target for current fiscal year;

(vi) whether the Employee or Contractor is eligible to participate in the Company's group insurance plans;

(vii) the annual vacation time and pay to which such Employee is entitled;

(viii) whether such person is full-time or part-time and the number of hours per week such person is regularly scheduled to work;

(ix) the names of all Non-Active Employees, the reason such Employees are Non-Active Employees, whether the absence of each Non-Active Employee is authorized or unauthorized, and if known, the anticipated return to work date;

(x) a complete list of any and all amounts owing by each Employee or Contractor to each Target Group Company as at the Closing Date; and

(xi) a complete list of all Contracts with the Employees and Contractors.

(b) Except as disclosed in Section 3.1.16 of the SDL, no Employee is employed under a Contract which cannot be terminated by the Target Group Company upon providing notice or compensation in lieu as required under Applicable Laws. To the best of the Seller's knowledge there are no individuals employed by a Target Group Company who represent or sell products not sold by the Target Group.

(c) Each Target Group Company is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, minimum statutory standards, pay equity, discrimination in employment and language of work and to the best of the Seller's knowledge has not engaged in any unfair or illegal labour practice. Except as disclosed in Section 3.1.16 of the SDL, no notice has been received by a Target Group Company in the past three (3) years of any complaint or recourse of any kind filed with any Governmental Authority or court by any of its Employees, former employees or their legal representatives or any Contractor claiming that the Target Group Company has violated or failed to comply with any requirement of any labour and employment legislation, including the *Employment Standards Act, 2000* (Ontario) and the *Human Rights Code* (Ontario) (or any applicable employment related legislation in any jurisdiction in which the Target Group Company carries on the Business).

(d) Neither Target Group Company has engaged a Contractor who should be properly classified by the Target Group as an employee and the Target Group has not received any notice from any Governmental Authority or Contractor disputing the classification of any Person as an independent contractor rather than an employee.

(e) Within the past two (2) years, neither Target Group Company has implemented any employee layoffs or facility closures or taken any other action that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Applicable Law or regulation (collectively, the "**WARN Act**"), and there has been no "employment loss" as defined by the WARN Act within the ninety (90)

days prior to the Closing Time. No notice shall be required under the WARN Act or any similar Applicable Law in connection with this Agreement or the transactions contemplated hereby. The Target Group Companies have disclosed to Buyer all employees who have been terminated in the ninety (90) days prior to the Closing time in order for Buyer to ensure compliance with the WARN Act.

3.1.17 Collective Agreements

No Target Group Company is a party to a Collective Agreement. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or to the Seller's knowledge has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the Seller's knowledge there are no threatened or pending union organizing activities involving the Employees which are not yet unionized. The Target Group does not have any strike or lockouts that might adversely affect the Business or lead to an interruption of operations.

3.1.18 Benefit Plans

(a) No Target Group Company is a party to or bound by, it does not sponsor, maintain, participate in, administer, or contribute to, have an obligation to contribute to nor does it have any liability (whether actual, contingent or otherwise) with respect to, (i) any Pension Plan, deferred profit sharing plan or retirement compensation arrangement and, (ii) except as set forth in Section 3.1.18 of the SDL, any Benefit Plans that impose any binding legal obligation on the Target Group Company. Section 3.1.18 of the SDL contains a true and complete list of each Benefit Plan. No Target Group Company has a formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or Pension Plan or to modify or change any existing Benefit Plan, except such modification or amendment as may be required to be made to secure the continued registration of any existing Benefit Plan with each applicable Governmental Authority. Each Target Group Company has timely made all contributions required of it to the Closing Date with respect to each Benefit Plan. All benefits, non-employer contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all Applicable Law and accounting principles.

(b) With respect to each of the Benefit Plans, the Sellers have delivered to the Buyer true and complete copies of each of the following documents, if any:

(i) a copy of the Benefit Plan (including all amendments thereto) (or, if such Benefit Plan is unwritten, a written summary of the material terms thereof and of all amendments thereto);

(ii) a copy of all employee communications relating to the Benefit Plan, whether or not such communications have been, or are required to be, filed with any applicable Governmental Authority;

(iii) all material notice, letters and other correspondence from and to any Governmental Authority;

(iv) if the Benefit Plan is funded through a trust or any third party funding arrangement, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof;

(v) all Contracts relating to the Benefit Plans with respect to which a Target Group Company may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements, third party administration and record keeping agreements;

(vi) with respect to Benefit Plans subject to the laws of the United States, all required and applicable summary plan descriptions, summaries of material modifications, Forms 5500 with all schedules and financial statements attached, actuarial valuations and reports, and non-discrimination tests;

(vii) with respect to Benefit Plans subject to the laws of the United States, in the case of any Benefit Plan for which a Form 1094-B, 1094-C, 1095-B or Form 1095-C is required to be filed or distributed a copy of the most recently filed each such applicable form; and

(viii) with respect to Benefit Plans subject to the Laws of the United States that is intended to be qualified under Section 401(a) of the Code, the most recent applicable determination, advisory or opinion letter from the Internal Revenue Service and all applications for determination currently pending with the IRS.

(c) Each Benefit Plan has been maintained, operated and administered at all times in accordance with its terms and all Applicable Laws.

(d) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "**Qualified Benefit Plan**") is so qualified and has received and can rely on a favorable and current determination letter from the IRS, or with respect to a master/prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause (i) the revocation of

such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable (and no such revocation or unavailability been threatened) or (ii) the loss or denial of such qualification under Section 401(a) of the Code or the tax exempt status of the trust. No Benefit Plan is (i) a "multiemployer plan" as defined in Section 3(37) of ERISA, (ii) a plan subject to Section 302 or Title IV of ERISA or Section 302 of the Code, (iii) a "multiple employer welfare arrangement" as defined in Section 3(40)(A) of ERISA, or (iv) a multiple employer plan as described in Section 413(c) of the Code.

(e) Except as set forth on Section 3.1.18(e) of the SDL, no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any current or former employees, director, consultant or independent contractor of a Target Group Company beyond retirement or other termination of service and no Target Group Company has any liability (whether actual, contingent or otherwise) or responsibility with respect to any such benefits, other than coverage required by Applicable Law.

(f) Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Target Group Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to any liability (whether actual, contingent or otherwise) on account of (i) any non-exempt prohibited transaction under Section 406 or 407 of ERISA, (ii) a penalty under Section 502 of ERISA, (iii) a tax or penalty under Section 4975 of the Code, or (iv) a breach of fiduciary duties.

(g) With respect to Benefit Plans subject to the laws of the United States, no Target Group Company has any liability of any kind whatsoever, whether known or unknown, direct, indirect through an ERISA Affiliate, contingent or otherwise, on account of a violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code.

(h) No Target Group Company has any obligations to pay any change-in-control, sale, completion, incentive, stay, retention and similar bonuses or payments and severance payments to any current or former employee, representative, agent, consultant, officer or director thereof, as a result of the transactions contemplated in this Agreement.

(i) Except as set forth on Section 3.1.18(i) of the SDL, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of any Target Group Company to severance pay or any other payment; (ii) accelerate the time of payment,

funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Target Group Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Target Group Company has any obligation to make a "gross-up" or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

(j) With respect to each Benefit Plan that is funded wholly or partially through an insurance policy, there will be no liability of a Target Group Company as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Time. With respect to each Benefit Plan not funded through an insurance policy, the Target Group Company has either fully funded such Benefit Plan through a trust or has made appropriate provision for all of the Target Group Company's liability thereunder in the Financial Statements.

(k) There is no pending or, to the best knowledge of Sellers, threatened demand, action, suit, proceeding, claim, assessment or judgment relating to a Benefit Plan (other than routine claims for benefits) or the assets thereof.

(l) With respect to Benefit Plans subject to the laws of the United States, each such Benefit Plan that is subject to Section 409A of the Code has been administered, operated and maintained in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations), and no Target Group Company has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. No Target Group Company has any obligation to make a "gross-up" or similar payment in respect of any Taxes or other liabilities that may relate to any failure to comply with Section 409A of the Code.

(m) Each individual who is classified by a Target Group Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

3.1.19 Litigation

Except as disclosed in Section 3.1.19 of the SDL, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, investigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against, by, or adverse to any Target Group Company, either Seller, the Business or any Assets nor are any of the same pending or, to the best of the knowledge of Sellers, threatened. Sellers are not aware of any facts or information which would provide a valid basis for any of the foregoing. The information set out in Section 3.1.19 of the SDL includes a summary of the issues, the names and addresses of the parties and their solicitors, and, in the bona fide opinion of Sellers, the estimated cost to the Target Group Company of unsuccessfully defending the claim, the likelihood of success and an estimate of the amount required to settle the actions. Such information is all accurate and complete and set out in Section 3.1.19 of the SDL and the potential cost of any adverse determination or settlement of each claim is properly accrued for in the Financial Statements and in the Books and Records. There is not at present outstanding against any Target Group Company or either Seller, any Order that affects a Target Group Company or either Seller in any way or that in any way relates to this Agreement or the transactions contemplated in it.

3.1.20 Insurance

Section 3.1.20 of the SDL is a true, correct and complete list of all insurance policies (specifying the insured, the amount of coverage, the type of insurance, the policy number and any unpaid claims made thereunder) maintained by the Target Group as of the date of this Agreement except for any such policy that pertains solely to a Benefit Plan. All such policies of insurance are in full force and effect and neither Target Group Company is in material default (and there exists no event, occurrence, condition or fact which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a breach or default by a Target Group Company or permit termination or modification or deny coverage) with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. Except as set forth on Section 3.1.20 of the SDL, no Target Group Company has received any notice in writing from any of its insurance carriers that any insurance premiums will be materially increased in the future. As of the date of this Agreement, none of the insurers of a Target Group Company has provided any notice to a Target Group Company that it will not cover any claim reported by any Target Group Company under any such insurance policy. None of Sellers are aware of (i) any claims by a Target Group Company for which insurers have denied coverage or reserved their rights, (ii) any current or historical insurers providing coverage to a Target Group Company, which insurers have become insolvent, or (iii) any liability limits that have been eroded or materially impaired by claims. Except as set forth in Section 3.1.20 of the SDL, no Seller Policy or any policies or coverage provided to a Target Group Company will terminate as a result of the transactions contemplated by this Agreement and the Closing Documents. True and complete copies of all of the most recent inspection

reports, if any, received from insurance underwriters as to the condition of the Assets and the Business have been delivered to Buyer.

3.1.21 Titles to Properties

(a) Except for Permitted Encumbrances, each Target Group Company has good and marketable title to all of its Assets free and clear of all Encumbrances.

(b) Those Assets listed in the SDL are accurately described in the Schedules and constitute all of the Assets owned by or licensed to the Target Group Company which are necessary or desirable to operate the Business as it has been operated by the Target Group Company in the ordinary course in the past.

3.1.22 Intellectual Property

(a) Section 3.1.22 of the SDL provides a true and complete list (and briefly describes the item (including filing particulars, if applicable) of: (i) all Intellectual Property, Confidential Information and Technology exercised in, material to or used in the Business owned by each Target Group Company; (ii) all Contracts, licences, franchises, registered user agreements and similar rights used by or granted to a Target Group Company in respect of any Intellectual Property, Confidential Information, Technology exercised in, material to or used in the Business ("**Licensed-in IP**"); (iii) all Contracts, licences, franchises, registered user agreements and similar rights granted by a Target Group Company to a third party in respect of any Intellectual Property, Confidential Information, Technology exercised in, material to or used in the Business ("**Licensed-out IP**" with all of the foregoing, collectively, the "**Business IP**"); and (iv) all registrations, applications for registration, waivers, Contracts and amendments thereto which comprise or relate to the Business IP.

(b) The applicable Target Group Company is the sole and exclusive owner of, or has a valid and subsisting licence to use, the Business IP as set forth in Section 3.1.22 of the SDL, free and clear of all Encumbrances. Except as disclosed in Section 3.1.22 of the SDL, the applicable Target Group Company has the exclusive right to use all of the Business IP.

(c) All Licensed-out IP and Licensed-In IP and amendments thereto are in good standing in all material respects and, except as provided in such agreements, no royalty or other fee is required to be paid by the applicable Target Group Company to any Person in respect of the Business IP. No party to any of the foregoing has given notice of its intention to terminate, or of its intention to alter the scope of rights available under, or of its intention to fail to renew, such agreement. The consummation of the transactions contemplated by this Agreement will not breach, terminate,

provide any right to terminate, or reduce or impair any rights under, any of the foregoing.

(d) The Business IP is valid, in full force and effect and has not been exercised, used or enforced or failed to be exercised, used or enforced in a manner that would result in the invalidity, abandonment, opposition, re-examination, rejection, impeachment, cancellation, termination, lapsing limitation, expungement or unenforceability of any of such Business IP. The Target Group Companies have diligently protected and maintained, or taken all necessary and desirable action to protect and maintain, its rights in and to the Business IP. All filings, renewals, registrations, and applications to register the Business IP have been diligently filed, made, prosecuted, and maintained in a timely manner, are valid and enforceable, and were filed and maintained diligently in a timely manner and are in good standing and are recorded in the name of the Target Group Company, as applicable.

(e) No Target Group Company is a party to or bound by any Contract, judgment or covenant that limits, impairs or otherwise restricts its ability to use, sell, transfer, assign or convey any of the Business IP.

(f) The Business IP is sufficient and complete to enable each Target Group Company to carry on the Business as presently conducted, including meeting all requirements, including volume requirements, of customers and Contracts of the Business.

(g) There is no:

(i) claim of adverse ownership or invalidity or other opposition to or conflict with any Business IP or to the best of the knowledge of Sellers, threatened suit, proceeding, claim, demand, action or investigation of any nature or kind, or any facts upon which any of the foregoing could be based, against a Target Group Company relating to Intellectual Property;

(ii) Person, to the best of the knowledge of Sellers, who has infringed or is currently infringing any of the Business IP; and

(iii) pending or to the best of the knowledge of Sellers, threatened suit, proceeding, claim, demand, action or investigation of any nature or kind, or facts upon which any of the foregoing could be based, that the operation of the Business, any products produced, used or sold by a Target Group Company or any process, method, packaging, advertising, or material that the Target Group Company employs in the marketing, or sale of any such product or the use of any Business IP breaches, violates, infringes or interferes with any

rights of any Person or requires payment for the use of any Intellectual Property of another Person.

(h) Each Target Group Company has taken commercially reasonable precautions and made commercially reasonable efforts to protect the Business IP from disclosure to, or access or use by, unauthorized Persons, as well as from loss, harm, theft, tampering, copying, modification, destruction, sabotage and transmission. Sellers are not aware of any information, security or confidentiality related to the Business has been breached by any Person. Except as provided in Section 3.1.22 of the SDL, the Confidential Information related to or used in the Business has not been disclosed, and shall not be disclosed, to any Person other than Buyer and Buyer's authorized agents, and Sellers have the right to make such disclosure. No current or former employee of the Business or third party responsible for the creation, invention, authorship or development of any Business IP has any rights to such Business IP and all current and former employees of the Business and third parties responsible for the creation, invention, authorship or development of Business IP have waived all applicable rights, including all moral rights (as defined in the *Copyright Act* (Canada)) or similar rights under Applicable Law in any applicable jurisdiction. No Target Group Company uses or collects any information from third parties, through its website or otherwise, in any unlawful manner, or in any manner that in any way violates the privacy rights of its customers or any other Person.

(i) Except as provided in Section 3.1.22 of the SDL, no Public Software: (i) forms part of the Business IP; (ii) was, or is, used in connection with the development of the Business IP; or (iii) was, or is, incorporated or distributed, in whole or in part, in conjunction with the Business IP in the conduct of the Business. All Public Software is used in accordance with its respective licence agreement. "Public Software" means any Software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, or requires as a condition of use, modification, or distribution of the software which it governs, that such software (i) be disclosed or distributed in source code form; (ii) be made available for use by the general public; (iii) when combined with other software, be automatically deemed a part of the public domain, or (iv) provide others with the right to modify it; and "Public Software" shall include software licensed or distributed under any of the following licences or distribution models, or licences or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License;

(j) Each of the Target Group Companies has (a) used commercially reasonable efforts to (x) protect all Business IP from unauthorized intrusion, access and modification, and to adequately archive and back-up such Business IP for back-up and disaster recovery purposes, and (y) implement and use industry best practices at all times to identify, screen, prevent and otherwise ensure that no Viruses are coded or introduced into any Business IP; and (b) to the knowledge of the Seller, none of the Business IP contains any Virus, where in each case "Virus" means (i) program code or programming instruction or set of instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise adversely affect computer programs, data files or operations; or (ii) other code typically designated to be a Trojan horse, worm, backdoor, timer, clock, counter, time lock, time bomb, file injector, boot sector injector, or other limiting, disabling or debilitating design, instruction, or routine, or other term customarily considered to be a virus.

3.1.23 Environmental Matters

(a) All operations of the Target Group are now and always have been in compliance in all respects with all applicable Environmental Laws. The representations and warranties in this paragraph are not limited by any of the other representations and warranties set out in the subsequent paragraphs of this Section.

(b) No Target Group Company requires any Environmental Permits in order to operate the Business.

(c) None of the Target Group, the Business, the Leased Premises nor any other Assets are the subject of any Remedial Order, nor to the knowledge of the Sellers, have any investigation, evaluation or other proceeding been commenced to determine whether any such Remedial Order is necessary.

(d) No Target Group Company has been charged with or convicted of an offence for non-compliance with or breach of any Environmental Law nor has a Target Group Company been fined or otherwise sentenced for non-compliance with or breach of any Environmental Law nor has a Target Group Company settled any prosecution short of conviction for non-compliance with or breach of any Environmental Law.

(e) No Target Group Company has not received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure, nor to the knowledge of the Sellers, is a Target Group Company under investigation related to, any breach or alleged breach of or non-compliance with any Environmental Law.

(f) No Target Group Company has caused or permitted, and the Sellers have no knowledge of, the Release or Disposal of any Hazardous Substance on,

from, under or to the Leased Premises or of any Release or Disposal from a facility owned or operated by any other Person, including previous owners, for which a Target Group Company may have liability.

(g) The Sellers are not aware of any Hazardous Substances on, at or under the Leased Premises, except as used in the ordinary course of the Target Group Company's business in compliance with Environmental Laws.

(h) All Hazardous Substances generated, handled, stored, treated, processed, transported or disposed of by or on behalf of the Target Group have been generated, handled, stored, treated, processed, transported or disposed of in compliance with all applicable Environmental Laws.

(i) The Target Group has made available to the Buyer all material environmental audits, assessments, reports and similar reviews, and all material correspondence, regarding environmental matters, to the extent such records are in the possession or under the control of the Target Group.

3.1.24 Occupational Health and Safety

The Sellers have provided the Buyer with all inspection reports, if any, under Occupational Health and Safety Acts relating to the Target Group. There are no outstanding inspection Orders nor any pending nor are the Sellers aware of any threatened charges made under any Occupational Health and Safety Acts relating to the Company or the Business. Except as set forth in Section 3.1.24 of the SDL, there have been no fatal or critical accidents within the last three (3) years which might lead to charges, and there are no regulatory Orders and no pending or outstanding administrative monetary penalties against a Target Group Company under Occupational Health and Safety Acts. Each Target Group Company has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to a Target Group Company which are currently outstanding.

3.1.25 Workers' Compensation

There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "**assessments**") or any other communications related thereto which a Target Group Company has received from any workers' compensation board or similar authorities in any jurisdictions where the Business is carried on and there are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Time and the Sellers are not aware of any facts or circumstances which may result in an increase in liability to a Target Group Company from any applicable workers' compensation legislation, regulations or rules after the Closing Time. Each Target Group Company's accident cost experience relating to the Business is such that there are no pending or to the knowledge

of the Sellers possible assessments and there are no claims or potential claims which may adversely affect the Target Group Company's accident cost experience.

3.1.26 Leased Premises

(a) Except for the Real Property Leases set forth in Section 1.1(c) of the SDL, no Target Group Company is a party to or bound by any leases, subleases or right to occupy any real property and has not made any commitment in respect thereof. No Target Group Company owns or has ever owned any real property. Each Target Group Company has such rights of entry and exit to and from the Leased Premises as are reasonably necessary to carry on the Business substantially in the manner in which it is currently carried on.

(b) Each Real Property Lease is in good standing and in full force and effect with no amendments except as disclosed on Section 1.1(c) of the SDL There is no existing material default by a Target Group Company under any Real Property Lease and no event or circumstances has occurred which would reasonably be expected to continue a material default, either with the passage of time or giving of notice or both under any of the Real Property Leases on the part of any Target Group Company or, to the knowledge of the Sellers, on the part of any other party to such Real Property Lease.

(c) All interests held by any Target Group Company as lessee, sub-lessee or occupant under the Real Property Leases are held free and clear of all Encumbrances other than Permitted Encumbrances and rights of creditors of any lessor or sub-lessor, as applicable, holding an Encumbrance on the property subject to the Real Property Lease.

(d) No part of the Leased Premises is subject to any building or use restriction that would restrict or prevent the use and operation of the Leased Premises for its current use by the Target Group Company.

(e) The Leased Premises are fully serviced to permit the Business to be carried on as currently carried on.

(f) There are no work orders outstanding against the Leased Premises and the Target Group has not received any deficiency notices, requests or written advice of any breach of any Applicable Law in respect of the foregoing which could, if not corrected, become a work order or could require performance of work or expenditure of money to correct.

(g) To the knowledge of the Sellers, the Leased Premises are zoned to permit their current uses and comply with the by-laws and building codes of each municipality in which they are situate, and there are no encroachments affecting the Leased Premises which could affect the ability of the Target Group Company to carry on the operations of the Business after Closing

as they have been carried on in the past or which in the aggregate detract from the value of the Leased Premises.

(h) No Target Group Company has any outstanding application for a re-zoning of any of the Leased Premises and the Sellers are not aware of any proposed or pending change to any zoning affecting the Leased Premises.

(i) To the knowledge of the Sellers, the Leased Premises, including the roofs and structural elements thereof, the mechanical, electrical, heating and plumbing systems, and all equipment necessary for the operation thereof, are and will on Closing be in good working condition and in good repair and maintenance.

(j) There are no matters affecting the right, title and interest of the Target Group Company in and to the Leased Premises which, in the aggregate, would affect the ability to carry on the Business upon the Leased Premises substantially in the manner in which such operations are currently carried on.

3.1.27 No Expropriation

No Target Group Company has received any notice of expropriation of all or any of the Assets nor is the Target Group aware of any expropriation proceeding pending or threatened against or affecting the Assets or of any discussions or negotiations which could lead to any such expropriation.

3.1.28 Suppliers

The Sellers have disclosed to the Buyer on Section 3.1.28 of the SDL a list of each supplier of goods and services to the Business to whom the Target Group paid in excess of $25,000 during the 12-month period ending December 31, 2017. To the knowledge of the Sellers, no such supplier has any intention to change its relationship or any terms upon which it will conduct business with the Target Group. There has been no interruption to or discontinuity in any supplier arrangements or relationships referred to in this Section and no Target Group Company has entered into any fixed price commitments (whether written or oral) which extend beyond the Closing Date except as set forth in Section 3.1.28 of the SDL.

3.1.29 Inventory

The Inventory shown on the Financial Statements consists of, and the Inventory acquired after September 30, 2017 consists of, items of a quality and quantity usable or saleable in the ordinary course of the Business. The value of damaged and obsolete materials, materials which have not turned over in 365 days and of materials of below standard quality have been written down on the Financial Statements to realizable market value, or adequate reserves have been provided, all in accordance with ASPE consistent with past practice.

3.1.30 Government Grants

Except as disclosed in Section 3.1.30 of the SDL, there are currently no contracts or agreements relating to grants or other forms of assistance, including loans with interest at below market rates, received by a Target Group Company from any Governmental Authority.

3.1.31 Restrictive Covenants

Except as disclosed in Section 3.1.31 of the SDL, no Target Group Company is a party to or bound or affected by any commitment, agreement or document which limits the freedom of the Target Group Company to compete in any line of business, transfer or move any of its assets or operations or which does or could adversely affect the business practices, operations or conditions of the Target Group Company after the Closing.

3.1.32 Licenses

The only Licenses necessary or desirable for the operation of the Business and the ownership of the Assets are listed in Section 3.1.32 of the SDL and are in full force and effect unamended. The Target Group is in compliance with all provisions of the Licenses and there are no proceedings in progress or pending, or to the knowledge of the Sellers, threatened, which may result in revocation, cancellation, suspension or any adverse modification of any of the Licenses. No License is void or voidable as a result of the completion of the transactions contemplated hereby or by the Closing Documents nor is any consent or approval of any Person required to ensure the continued validity and effectiveness of any License in connection with the purchase of the Purchased Assets, this Agreement, any Closing Document or the transactions contemplated hereby or thereby.

3.1.33 Accounts Receivable

All Accounts Receivable have been accurately recorded in the Accounting Records, are bona fide, good and collectible at the full face value thereof within ninety (90) days of the Closing Date, without discount, rebate, set-off or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for in the Accounting Records. The Target Group's rights in respect of each applicable Account Receivable and under the security related thereto, if any, will have been enforced by the Target Group up to the Closing Time in accordance with normal business practices and will not have been waived, modified or compromised in any manner.

3.1.34 Copies of Agreements, etc.

True and complete copies of the Financial Statements and the documents and agreements listed in the Schedules have been delivered to the Buyer or its solicitors.

3.1.35 Books and Records

The Sellers have made available to the Buyer all Books and Records of the Target Group. Such Books and Records fairly and correctly set out and disclose the financial position of the Target Group in accordance with good business practice and ASPE, and all financial transactions relating to the Target Group have been accurately recorded in such Books and Records. The Books and Records, subject in the case of the Interim Statements to customary year-end adjustments, consisting of capital and income taxes, depreciation, vacation pay and other year-end accruals, and adjustments to reserves for obsolete and excess inventory and doubtful accounts receivable,

(a) accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Target Group shown in the Financial Statements; and

(b) together with all disclosures made in this Agreement or in the schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Target Group as of and to the date hereof.

No information, records or systems pertaining to the operation or administration of the Target Group are in the possession of, recorded, stored, maintained by or otherwise dependent on any other Person.

3.1.36 Trade Allowances

No customers of the Target Group are entitled to or customarily receive discounts, allowances, volume rebates or similar reductions in price or other trade terms arising from any agreements or understanding (whether written or oral) with or concessions granted to any customer; provided however, the Target Group regularly offers different pricing to various customers on an ad hoc basis, depending on the customer and the volume of business with such customer. Except as described in Section 3.1.36 of the SDL, all such discounts, allowances, volume rebates or other preferential terms are at the same levels as have been in existence for the three (3) immediately preceding fiscal years and are consistent with industry practice.

3.1.37 Purchase Commitments

No purchase commitment of the Target Group is in excess of its normal business requirements or at any excessive price and all purchase commitments in excess of $50,000 are listed in Section 3.1.37 of the SDL.

3.1.38 Bank Accounts

The name of each bank or other depository in which each Target Group Company maintains any bank account, trust account or safety deposit box is set forth in Section 3.1.38 of the SDL along with the account number of each such account, the

names of all persons authorized to draw thereon and all authorized signatories with respect to such accounts.

3.1.39 Indebtedness of and to Related Parties

No Related Party has any liability to a Target Group Company of any nature, whether absolute, contingent or otherwise, matured or unmatured. Other than as set out in the SDL, no Target Group Company will have any Related Party Debt by Closing.

3.1.40 Product Liability and Product Warranty

(a) No Target Group Company has received any statements, citations or notices or Orders by any Governmental Authority stating that any product or service manufactured, provided, sold, designed, marketed or distributed is harmful, defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority. There has been no product recall or investigation by the Target Group or to the Sellers' knowledge by any other Person during the three (3) years preceding the date of this Agreement of any product designed, manufactured, assembled, distributed, marketed, serviced, sold, leased or delivered by a Target Group Company and none is contemplated by the Target Group.

(b) There are no existing or, to Sellers' knowledge, threatened product liability or other similar claims against any Target Group Company for products or services of the Business which are defective.

(c) All products sold, serviced or distributed by any Target Group Company have been in conformance with all contractual commitments and all express or implied warranties of that Target Group Company.

(d) No product sold, serviced or distributed directly by any Target Group Company is subject to any guarantee or warranty other than that Target Group Company's or the purchasing customer's standard terms and conditions of sale and the legal warranties, if any, in the applicable jurisdictions.

3.1.41 Anti-Corruption

(a) No Target Group Company nor any Affiliate nor any of their respective directors, officers, employees nor, to the knowledge of Sellers, any of the agents, suppliers or representatives of any Target Group Company or any Affiliate:

(i) has made, authorized, offered or promised to make, gift or transfer payment of anything of value for the purpose of inducing or rewarding favourable action or influencing any act or decision in connection with the Business to a candidate for public office or to

an official or employee of a foreign or domestic government, government-controlled entity, public international organization or political party; or

(ii) has made, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action in connection with the Business that would violate relevant anti-bribery law.

(b) During the five (5) years prior to the date of this Agreement, (a) no Target Group Company nor any Affiliate nor any of their respective directors, officers or employees nor, to the knowledge of Sellers, any of the respective agents, suppliers or representatives of any Target Group Company or any Affiliate has been, or is being, investigated by any Governmental Authority in relation to the Business involving allegations of impropriety implicating breach of anti-bribery laws or money laundering, and, to the knowledge of Sellers there are no circumstances likely to lead to any such investigation; and (b) no regulatory or disciplinary proceedings or action have been brought and no fine, debarment from bidding for any contract or business or other penalty has been imposed by any Governmental Authority whether against any Target Group Company or any Affiliate any of their respective employees or former employees.

3.1.42 Competition and Fair Trading

(a) No Target Group Company nor any Affiliate is a party to (or concerned in) any agreement, arrangement, concerted practice or course of conduct which infringes or otherwise violates any provision of the *Competition Act* (Canada) or otherwise infringes the competition legislation or practice of any relevant jurisdiction in which its Business is conducted.

(b) No Target Group Company nor any Affiliate has received any process, notice or other communication (formal or informal) by or on behalf of any Governmental Authority having jurisdiction in competition matters in relation to any aspect of its Business (including any customer Contract, practice, conduct or behavior).

(c) No Target Group Company nor any Affiliate is subject to any Order, given by any Governmental Authority, or is party to any undertaking or assurance given to any such Governmental Authority, in relation to competition matters which is still in force.

(d) To the knowledge of Sellers:

(i) no director, officer, employee or consultant of any Target Group Company or any Affiliate or any person who advises, directs or instructs any of them (A) has received any process, notice or other

communication (formal or informal) by or on behalf of any Governmental Authority having jurisdiction in competition matters in relation to the enforcement of any personal breach of any competition legislation or (B) is subject to any Order given by any Governmental Authority, or is party to any undertaking or assurance given to such Governmental Authority, in relation to competition matters which is still in force; and

(ii) there is no circumstance which, may give rise to any personal breach of any competition legislation by a director, officer, employee or consultant of any Target Group Company or any Affiliate.

3.1.43 Internal Control and Financial Reporting

No Target Group Company has received any complaint or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of any such Person or any such Person's internal accounting controls, including any such complaint or claim that such Person has engaged in questionable accounting or audit practices. Any management letters from the auditors to the Target Group regarding (i) financial reporting and internal accounting controls which are reasonably likely to adversely affect the ability of any such Person to record, process, summarize and report financial data, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any such Person's internal control over financial reporting, and (iii) any other material deficiencies in the accounting system of any such Person have been made available to the Buyer.

3.1.44 Enbridge Billing Matters

The Company has a Contract with Enbridge Gas Distribution Inc. ("**Enbridge**") permitting for billing applicable Customers on Enbridge utility bills. Those Contracts and the Enbridge billing ID numbers in respect of such Contracts are as disclosed at Section 3.1.44 of the SDL, and such billing ID numbers shall be available for use by the Company after Closing.

3.1.45 Disclosure

No representation or warranty in this Agreement contains any untrue statement of a fact and the representations and warranties contained in this Agreement do not omit to state any fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the Purchased Assets seeking full information as to the Purchased Assets, the Target Group, the Business and the Assets.

3.2 Additional Representations and Warranties of the Shareholders

The Shareholders severally (and not jointly and severally) represent and warrant to the Buyer as to himself, as set out in the following subsections of this Section

and acknowledges that the Buyer is relying upon such representations and warranties in entering into this Agreement.

3.2.1 Authority

Such Shareholder has all necessary authority, power and capacity to execute and deliver this Agreement, and to observe and perform such Party's covenants and obligations under this Agreement and the Closing Documents to which such Party is a party.

3.2.2 Binding Agreement

This Agreement has been, and each Closing Document to which such Shareholder is a party will on the Closing be, duly executed and delivered by such Party and this Agreement constitutes, and each Closing Document to which such Shareholder is a party will on the Closing constitute, a valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

3.2.3 Title to Purchased Assets

Such Shareholder now has and will at Closing have, and on Closing, the Buyer shall acquire, good and marketable title to the Purchased Assets held by him, free and clear of all Encumbrances.

3.2.4 No Contravention

None of the execution and delivery of, or the observance and performance by such Shareholder of any covenant or obligation of such Party under this Agreement or any Closing Document to which such Party is a party, or the Closing:

(a) contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both):

(i) any Applicable Law as it pertains to such Party; or

(ii) the provisions of any agreement, mortgage, security document, obligation or instrument to which such Shareholder is a party, or by which such Party's assets (including the Purchased Assets held by him) are bound or affected which would either individually or in the aggregate have an adverse effect on the ability of such Party to consummate the transactions contemplated by this Agreement;

(b) result in the creation or imposition of any Encumbrance on such Shareholder or any of such Party's assets (including the Purchased Assets held by him).

3.2.5 No Consent

No consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by such Shareholder, in connection with (a) the Closing or (b) the execution and delivery by such Shareholder of this Agreement or the Closing Documents to which such Shareholder is a party or (c) the observance and performance by such Shareholder of his obligations under this Agreement or the Closing Documents to which such Shareholder is a party.

3.2.6 Family Law

There is no pre-nuptial agreement, marriage contract, shareholders agreement, written or oral between such Shareholder and his spouse with respect to the Company, the Purchased Assets or their assets. No Order has been given under the *Family Law Act* (Ontario) ("**FLA**") or any similar legislation which would or does affect the Purchased Assets in any manner whatsoever nor is there any suit, claim, action, legal proceeding, demand, or application in progress or pending or, to the knowledge of such Shareholder, threatened under the FLA or any similar legislation by the spouse or a former spouse of such Shareholder.

3.2.7 Residence

Such Shareholder is not a non-resident of Canada, as defined in the ITA or any applicable provincial taxation statute.

3.3 Representations and Warranties of the Buyer

The Buyer represents and warrants to the Shareholders as set out in the following Subsections of this Section and acknowledges that the Shareholders are relying upon such representations and warranties in entering into this Agreement.

3.3.1 Corporate Matters

(a) The Buyer is a corporation duly incorporated, organized, and validly existing in good standing under the laws of its jurisdiction of incorporation. No proceedings have been taken or authorized by the Buyer or, to the best of the Buyer's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Buyer or with respect to any amalgamation, merger, consolidation arrangement or reorganization relating to the Buyer.

(b) The Buyer has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Agreement and the Closing Documents to which it is a party. The Buyer has or will have prior to Closing taken all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, the Agreement and the Closing Documents to which it is a party.

(c) This Agreement has been, and each Closing Document to which the Buyer is a party will on Closing be, duly executed and delivered by the Buyer, and this Agreement constitutes, and each Closing Document to which the Buyer is a party will on Closing constitute, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

(d) The Buyer is a Canadian within the meaning of the *Investment Canada Act* (Canada).

3.3.2 Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Buyer of, any covenant or obligation under, the Agreement and the Closing Document to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate or result in any breach or default of, or acceleration of any obligation under:

(a) any Applicable Law as it pertains to the Buyer;

(b) any License of the Buyer;

(c) the articles, by-laws, directors' or shareholders' resolutions of the Buyer;

(d) any agreement, lease, mortgage, security document, obligation or instrument to which the Buyer is a party or by which the Buyer or its assets is affected or bound.

3.3.3 Consents and Approvals

No consent, approval, License, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by the Buyer in connection with

(a) the Closing,

(b) the execution and delivery by the Buyer of this Agreement or any Closing Document to which it is a party, or

(c) the observance and performance by the Buyer of its obligations under this Agreement or any Closing Documents to which it is a party.

3.3.4 Issuance of Class A Special Shares

The issuance of the Class A Special Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Class A Special Shares will have been validly issued as fully paid and non-assessable special shares in the capital of the Buyer.

3.4 Interpretation

Each representation and warranty made by a Party in this Agreement shall be treated as a separate representation and warranty in respect of each statement made and the interpretation of any statement made shall not be restricted by reference to or inference from any other statement made in a representation and warranty of such Party other than pursuant to the SDL.

3.5 Commission

Each Party represents and warrants to each other Party that no other Party will be liable for any brokerage commission, finder's fee or other similar payment in connection with the transactions contemplated hereby because of any action taken by, or agreement or understanding reached by, that Party.

3.6 Non-Waiver

No investigations made by or on behalf of the Buyer at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Sellers in this Agreement or in any Closing Document. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.7 Qualification of Representations and Warranties

Any representation or warranty made by a Party as to the enforceability of any Closing Document against such Party is subject to the following qualifications:

(a) specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

3.8 Survival of Representations and Warranties of the Shareholders

All representations, warranties and statements, made by the Shareholders in this Agreement or in any Closing Document shall survive the Closing and continue in full force and effect as follows:

(a) the representations and warranties set forth in Subsections 3.1.1(a) and (b), Sections 3.1.2, 3.1.3, Subsections 3.1.21(a) and 3.1.22(b) and Section 3.2 (other than Subsection 3.2.7) and Section 3.5 of this Agreement (the "**Fundamental Representations and Warranties**") shall survive the Closing and continue without time limit;

(b) the representations and warranties set forth in Subsections 3.1.11, 3.1.20 (to the extent the Code or ERISA are applicable) and 3.2.7 shall survive the Closing Date and continue in full force and effect until six months after the expiration of the period (the "**tax assessment period**") during which any tax assessment may be issued by a Governmental Authority in respect of any taxation year or period to which such representations and warranties extend. The tax assessment period will be determined without regard to any consent, waiver, agreement or other document, made or filed after the Closing Date that extends the period during which a Governmental Authority may issue a tax assessment, except where such consent, waiver, agreement or other document is agreed to in advance in writing by the Sellers' Representative, such consent, waiver, agreement or other document not to be unreasonably delayed, conditioned or withheld. A tax assessment includes any assessment, reassessment or other similar document assessing liability for Taxes under Applicable Law; and

(c) all of the other representations, warranties and statements of the Sellers contained in this Agreement or any Closing Document shall survive the Closing and continue for a period of twenty-four (24) months from the Closing Time.

After such period, the Shareholders shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made before the end of the tax assessment period or the period specified in (c) above.

All covenants and agreements of the Sellers contained in this Agreement or any Closing Document shall survive the Closing and continue without time limit.

For greater certainty, there shall be no limitation on the right of the Buyer to bring any claim, action or proceeding against the a Shareholders based on any fraudulent misrepresentation of such Shareholder.

3.9 Survival of Representations and Warranties of Buyer

All representations, warranties and statements made by the Buyer in this Agreement or in any Closing Document shall survive the Closing and continue in full force and effect as follows:

(a) the representations and warranties set forth in Subsection 3.3.1 and Section 3.5 shall survive the Closing without time limit; and

(b) all of the other representations, warranties and statements of the Buyer in this Agreement and in any Closing Document shall survive the Closing and continue for a period of twenty-four (24) months from the Closing Time.

After such period, the Buyer shall have no further liability hereunder with respect to such representations and warranties except with respect to claims properly made within such period.

All covenants and agreements of the Buyer contained in this Agreement or in any Closing Document shall survive the Closing and continue without time limit.

For greater certainty, there shall be no limitation on the right of the Shareholders to bring any claim, action or proceeding based on any fraudulent misrepresentation of the Buyer.

3.10 Knowledge of the Sellers

Where any representation or warranty contained in this Agreement is expressly qualified by reference to, the Sellers "are not aware", the "best of the knowledge" of the Sellers, the "knowledge" of the Sellers or similarly qualified, it shall be deemed to refer to the actual knowledge of the Sellers after having made reasonable inquiry of such Employees, Contractors and the Books and Records as the Sellers consider necessary to fully inform themselves as to the matters that are the subject of the representations and warranties contained in this Agreement having such qualifications provided, for avoidance of doubt the Sellers shall be not required to conduct any inquiry or search of any public records.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1 Conduct of the Business Prior to Closing

(a) During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld), the Sellers shall: (i) conduct the Business in the ordinary course consistent with past practice and, in any event, in compliance with Applicable Law; and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Business and to preserve the rights, franchises, goodwill and relationship of the employees, customers, lenders, suppliers, distributors, brokers and others having business relationships with the Business.

(b) Without limiting the generality of Section 4.1(a), during the Interim Period, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld), the Sellers shall:

(i) continue in force and good standing all policies of insurance maintained by the Sellers in respect of the Business as of the date of this Agreement;

(ii) maintain the books, records and accounts of the Business consistent with past practice and, in any event, Applicable Law;

(iii) maintain the physical condition of the Assets consistent with past practice;

(iv) pay and discharge the liabilities of the Business in a manner consistent with past practice and, in any event, Applicable Law, except those being contested in good faith;

(v) comply with its covenants and obligations under the Material Contracts;

(vi) not terminate or amend or waive any material right or benefit under any Material Contract;

(vii) except for Contracts set out in Section 4.1 of the SDL, not enter into any Contract which would be a Material Contract;

(viii) other than in the ordinary course consistent with its past practices of the Business, (i) not hire or engage any employees or contractor in respect of the Business or terminate any employee or contractor other than as set out in the SDL, (ii) not make any increase in any existing or grant any new compensation or benefit payable or providable or to become payable or providable with respect to any current or former employee, director, consultant or independent contractor, including any improvements to bonuses, severance or termination pay, except as required by Applicable Law, pursuant to any written existing employment contract as in effect on the date hereof, (iii) not accelerate the vesting, funding or payment of any compensation or benefit, and (iv) not adopt, commence participation in, amend, suspend, terminate or cease participation in any Benefit Plan;

(ix) not incur any Debt, except for (a) any new Debt incurred under the Home Trust Agreement in the ordinary course of business and (b) any additional Debt which forms part of the Shareholder Loan up to a maximum of $1,000,000, beyond which the Sellers must obtain the consent of the Buyer;

(x) not sell or otherwise dispose of any equipment or other tangible personal property included in the Assets (other than Inventory in the ordinary course of business), having a value aggregate in excess of $25,000, based on the original cost thereof (through one or more related or unrelated transactions); and

(xi) not authorized or commit or agree to take any of the actions under paragraph (vi), (vii), (viii), (ix) or (x) above.

4.2 Access for Investigation

During the Interim Period, the Sellers shall permit the Buyer and its employees, agents, counsel, accountants or other representatives to have reasonable access during business hours to the Leased Premises, the Assets, the Books and Records and the Employees, on condition that no Person given access unduly interferes with the ordinary conduct of the Business by the Target Group.

4.3 No Shop Clause

Between the date of this Agreement the earlier of the Closing or the termination of this Agreement, the Shareholders shall not, and shall take all action necessary to ensure that none of the Target Group employees, agents or representatives shall: (i) solicit, initiate, consider, encourage or accept any proposal or offer for the acquisition of all or any part of the Business, or all or any part of the Assets or the shares of the Target Group (each, an "**Acquisition Proposal**"); or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

4.4 Interim Period Disclosure

During the Interim Period, (a) the Sellers shall promptly disclose in writing to the Buyer any matter inconsistent in any material respect with any of the representations or warranties of the Sellers contained herein, and (b) the Buyer shall promptly disclose in writing to the Sellers any matter inconsistent in any material respect with any of the representations or warranties of the Buyer contained herein.

4.5 Approvals and Filings with Governmental Authorities

(a) Subject to the terms and conditions of this Agreement, the Sellers and the Buyer shall cooperate with each other and use their commercially reasonable efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable under this Agreement and Applicable Law to consummate the transactions contemplated under this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the transactions contemplated under this Agreement. The Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any

Governmental Authority in connection with the transactions contemplated under this Agreement.

(b) Each Party shall use commercially reasonable efforts to cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated under this Agreement.

4.6 Actions to Satisfy Closing Conditions

Each Party shall cooperate and use commercially reasonable efforts so as to ensure compliance with all conditions set forth in Article 6 which are for the benefit of any Party including obtaining the consents contemplated in Section 3.1.6 of the SDL. The Parties will co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

4.7 Post-Closing Access

After the Closing, upon reasonable notice, until the fifth anniversary of the Closing Date the Buyer will give, or cause to be given, to the representatives, counsel and accountants of the Sellers, access, during normal business hours, to the Books and Records which relate to the Company or the Business and which relate to periods prior to the Closing, and will permit such persons to examine and copy such Books and Records to the extent reasonably requested by the other Party in connection with the preparation of tax and financial reporting matters, audits, third party legal proceedings and governmental investigations. However, the Buyer shall not be obligated to take any action pursuant to this Section that would unreasonably disrupt the Company or the Business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information. The Sellers, the Buyer and the Company will cooperate with each other in the conduct of any tax audit or similar proceedings involving or otherwise relating to the Target Group, the Purchased Assets, the Assets or the Business (or the income therefrom or assets thereof), in each case with respect to any period prior to the Closing.

4.8 Employment Agreement.

Contemporaneously with the execution and delivery of this Agreement, Daniel will execute and deliver an employment agreement with the Buyer Parent which will provide for employment commencing on the Closing Date conditional upon Closing and in form and on terms and conditions mutually acceptable to the parties thereto.

ARTICLE 5
INDEMNIFICATION

5.1.1 Sellers Indemnification

The indemnification obligations of the Sellers in connection with this Section 5.1.1 shall be (i) on a joint and several basis for any amount of indemnification equal to or less than the aggregate of (a) the cash paid by the Buyer as part of the Purchase Price, and (b) the number of JE Common Shares issued to Daniel (or as he may direct) pursuant to this Agreement at the time of any Claim multiplied by the Deemed Price, and (ii) on a several basis for any amount in excess of the amount contemplated in (i) above at the time of such Claim.

The Sellers shall indemnify, defend and save harmless the Buyer and its Representatives from and against any and all Losses suffered or incurred by them, as a result of, or arising in connection with or related in any manner whatever to:

(a) subject to Section 3.8 and Section 5.15, any misrepresentation or breach of warranty made or given by the Sellers in Sections 3.1 or 3.5 of this Agreement or in any Closing Document; or

(b) any of the matters listed in Section 5.1.1(b) of the SDL;

(c) any failure by the Sellers to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document;

(d) any Third Party Claim against any Target Group Company instituted prior to or after the Closing Time relating to matters arising from the conduct of the Business prior to the Closing Date and whether or not disclosed on Section 3.1.19 of the SDL; or

(e) subject to Section 3.8, any Taxes required to be paid by any Target Group Company relating to any period ending on or before the Closing Time, in excess of the Taxes accrued as a liability on the Closing Financial Statements.

The Parties agree that, for the purposes of this Article, any and all Losses suffered or incurred by any Target Group Company as a result of, or arising in connection with, or related in any manner to the matters referred to in this Section 5.1.1 shall, dollar-for-dollar, be deemed to be a Loss suffered or incurred by the Buyer.

5.1.2 Shareholders Several Indemnification

The Shareholders shall severally (and not jointly and severally) indemnify, defend and save harmless the Buyer and its Representatives from and against any and all Losses suffered or incurred by them, as a result of, or arising in connection with or related in any manner whatever to any misrepresentation or breach of warranty made or

given by such Party in Section 3.2 of this Agreement or in any Closing Document to which they are a party.

5.2 Indemnification by the Buyer

The Buyer shall indemnify, defend and save harmless the Sellers and their Representatives, from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

(a) subject to Section 3.9, any misrepresentation or breach of any warranty made or given by the Buyer in this Agreement or in any Closing Document; or

(b) any failure by the Buyer to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document.

5.3 Agency for Representatives

Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that an Indemnified Party may enforce an indemnity in favour of any of that Party's Representatives on behalf of that Representative.

5.4 Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

5.5 Defence of Third Party Claims

The Indemnifier may participate in or assume the defence of any Third Party Claim (other than an Excluded Claim) by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of that Third Party Claim (the "**Notice Period**") provided the Indemnifier has irrevocably acknowledged in writing the Indemnifier's liability to indemnify the Indemnified Party in respect of all elements of such Third Party Claim (including all amounts which may be awarded against the Indemnified Party and any settlement of such Third Party Claim). The Indemnifier's right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim. The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense. If the Indemnified Party has not

received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim or in the case of an Excluded Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or Excluded Claim, or assume the defence of such Third Party Claim or Excluded Claim, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim or Excluded Claim.

5.6 Assistance for Third Party Claims

The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the "**Defending Party**"),

(a) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party. The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

5.7 Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 5.5, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim. However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnified Party that the Indemnified Party *bona fide* believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided the Indemnified Party shall not enter into any compromise or settlement of the Third Party Claim or any Excluded Claim without the prior written consent of the Indemnifier, which shall not be unreasonably withheld, conditioned or delayed. Without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim.

5.8 Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such thirty (30) day period, the Indemnifier shall be deemed to have rejected such Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

5.9 Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 5 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

5.10 Reductions and Subrogation

(a) Each Indemnified Party shall use its reasonable commercial efforts to mitigate any Loss resulting from a matter indemnifiable under this Article 5.

(b) If the amount of any Loss at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (net of deductibles, retrospective premiums, the discounted present value of any premium increases incurred directly or indirectly by the Buyer as a result of making any claim under an insurance policy, self-insured retentions under insurance policies and any expenses (including Taxes) associated with making or pursuing any claim under an insurance policy), shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an Affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party's rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all

instruments reasonably necessary to evidence and perfect such postponement and subordination.

5.11 Tax Effect

If any Indemnity Payment received by an Indemnified Party would constitute taxable income to such Indemnified Party, the Indemnifier shall pay a Tax Gross-Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. Any Loss suffered or incurred by an Indemnified Party in respect of a Claim shall be the net after tax loss actually incurred by the Indemnified Party or reasonably estimated to be incurred by it, which arises in respect of that Claim. Any Indemnity Payment received by an Indemnified Party pursuant to this Article shall be treated as an adjustment to the Purchase Price.

5.12 Payment and Interest

All Losses shall bear interest at a rate per annum equal to six percent (6%), calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment of the Loss in full by the Indemnifier to the Indemnified Party.

5.13 Rights in Addition

The rights of indemnity and set off set forth in this Article 5 are in addition and supplemental to any other rights, actions, claims or causes of action which may arise in respect of this Agreement, any Closing Document and the transactions contemplated hereby; provided that an Indemnified Party which recovers its loss in full from the Indemnifier pursuant to this Article 5 may not recover any additional amount for the same Loss.

5.14 Set-off

The Buyer may, but shall not be obligated to, set-off against the amount, if any, outstanding under the terms and conditions of the Class A Special Shares, the amount of any Loss incurred by the Buyer from time to time for which it is entitled to indemnity hereunder (an "**Indemnified Loss**") by the redemption of Class A Special Shares equal to the amount to be so set-off (based upon the exchange ratio of such shares into JE Common Shares). If the amount of the Indemnified Losses incurred by the Buyer exceeds the amount outstanding under the terms and conditions of the Class A Special Shares, then the Sellers or the Other Shareholders, as applicable, shall forthwith pay in cash to the Buyer the Indemnified Losses incurred by the Buyer (together with interest thereon under Section 5.12) which are in excess of the total amount set-off by Buyer. The right of the Buyer to obtain payment on account of the liability of the Sellers or the Other Shareholders, as applicable, for Indemnified Losses by such redemption of Class A Special Shares shall not relieve the Sellers or Other Shareholders, as applicable, of their continuing liability to indemnify the Buyer in the event the amount of such payments is

not sufficient to pay off and discharge completely the Indemnified Losses suffered or incurred by the Buyer.

5.15 Limitations

(a) The maximum amount of any Loss that may be recovered by the Buyer from any Other Shareholder shall be limited to (i) the amounts payable pursuant to Subsection 2.3(a)(iii) and Section 2.6 plus (ii) the value of the JE Common Shares received by the Other Shareholder at the relevant time, and (iii) the Class A Special Shares held by the Other Shareholder at the relevant time (which Class A Special Shares may be redeemed for a nominal value in satisfaction of that portion of the Loss equal to the amount calculated by dividing the number of JE Common Shares issuable upon the exercise of exchange right of such Class A Special Shares divided by the Deemed Price).

(b) No claims for indemnification may be made by the Buyer against the Sellers under Section 5.1.1(a) (excluding in respect of any of the Fundamental Representations and Warranties) unless and until the Loss suffered or incurred by the Buyer and all of its Representatives collectively, in respect of the Claim, exceed $100,000. For greater certainty, the foregoing sentence shall not apply to claims for indemnification made by the Buyer against any of the Other Shareholders.

(c) The maximum amount of any Loss that may be recovered by the Buyer under Section 5.1.1(a) in respect of any Loss arising in connection with any misrepresentation or breach of warranty made or given by the Sellers in Section 3.1 of this Agreement shall be equal to (i) in the case of the Fundamental Representations and Warranties, the Purchase Price, and (ii) in the case of any representations and warranties other than the Fundamental Representations and Warranties, thirty percent (30%) of the Purchase Price.

(d) With respect to any other Claim for indemnity under this Agreement, the maximum amount of any Loss that may be recovered by the Buyer shall be equal to the Purchase Price.

ARTICLE 6
CONDITIONS PRECEDENT

6.1 Buyer's Conditions

The Buyer shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 6.1 have been satisfied in full at or before the Closing Time. Each of such conditions precedent is for the exclusive benefit of the Buyer and the Buyer may waive any of them in whole or in part in writing.

6.1.1 Required Consents

All consents, approvals, Orders and authorizations listed in Section 3.1.6 of the SDL and for the issuance of the JE Common Shares upon the exercise of the exchange rights of the Class A Special Shares shall have been obtained on or before the Closing Time on terms and conditions satisfactory to the Buyer.

6.1.2 Receipt of Closing Documentation

On or before Closing, in addition to any other documents to be delivered by the Sellers to the Buyer pursuant hereto, the Sellers shall deliver to the Buyer, each in form and substance satisfactory to the Buyer, the following:

(a) A resignation from each officer and director of each Target Group Company, together in each case with a comprehensive release of the Target Group Company.

(b) A non-competition, non-solicitation and non-disclosure agreement executed by Daniel, Darren, David Stevenson, Thyrone Cameron, Joel Stewart, Brennan Mulcahy and Todd Burgess, substantially in the form attached as Schedule 6.1.2(b) ("**Non-Competition Agreement**").

(c) A comprehensive mutual release of the Company and the Sellers.

(d) If applicable, a payoff letter addressed to the applicable Target Group Company and Buyer from each secured creditor of (i) any Target Group Company of all Encumbrances of the Assets other than Permitted Encumbrances and (ii) each Shareholder of all Encumbrances of the Purchased Assets, in each case as to the amount to be paid to the secured creditor as at the Closing Date to release all such Encumbrances in favour or such lender together with an undertaking to discharge all filings and registrations relating thereto.

(e) An assignment agreement duly executed by Daniel conveying the Shareholder Loans to the Buyer.

(f) Evidence of the termination of the Shareholders Agreement.

(g) The minute books and other corporate records of each Target Group Company.

(h) Financial statements of the Company consisting of a balance sheet and statement of income and cash flow statement for the eleven month period commencing October 1, 2017 to August 31, 2018, that have been reviewed by the independent external auditors of the Company in accordance with ASPE and which include a review engagement report of such auditors (the "**Reviewed Interim Financial Statements**"), to be in form and substance satisfactory to the Buyer.

(i) All such other documentation of the transactions contemplated hereby as the Buyer may reasonably request.

6.1.3 No Material Adverse Change

No Material Adverse Change shall have occurred since September 30, 2017, with respect to the Condition of the Business other than as disclosed by the Sellers herein and the Buyer shall have received on the Closing Date a certificate from the Sellers' Representative certifying on behalf of the Sellers, to the best of his knowledge, information and belief (after due enquiry) that the condition in this Section 6.1.3 has been satisfied.

6.1.4 Litigation

No court order shall have been entered that prohibits or restricts the Closing. Neither of the Parties (including the Buyer), nor any of their respective directors, officers, employees or agents, shall be a defendant or third party to or threatened with any litigation or proceedings before any court or Governmental Authority which, in the opinion of the Buyer, acting reasonably, could prevent or restrict that Party from performing any of its obligations in any Closing Document.

6.1.5 Accuracy of Representations and Performance of Covenants at Closing

All of the representations and warranties of the Shareholders made in or pursuant to this Agreement shall be true and correct as if made at and as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given), except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement. At the Closing Time, the Sellers shall have observed or performed all of the obligations, covenants and agreements which the Sellers must perform at or before the Closing Date. The Buyer shall have received on the Closing Date a certificate from the Sellers' Representative certifying on behalf of the Sellers, to the best of his knowledge, information and belief (after due enquiry) that the conditions in this Section 6.1.5 have been satisfied.

6.1.6 Lender Approval

The Secured Creditors (as defined in the Buyer Intercreditor Agreement) shall have provided all required consents in connection with the Buyer's tax reorganization transactions set forth in the Section 2.10 of the SDL.

6.1.7 Other Shareholders

The Other Shareholders have executed Schedule A hereto and agree to be bound by the terms of this Agreement. At the Closing Time there will be no holders of equity securities of the Company other than the Sellers and the Other Shareholders. For greater certainty, at the Closing Time the Shareholders shall own all of the issued and

outstanding shares in the capital of the Company and there shall be no outstanding warrants, options, convertible securities, exchangeable securities or any other rights to acquire any shares in the capital of any Target Group Company or contract, undertaking, commitment, agreement or arrangement to which any Target Group Company is a party or bound to issue any shares in the capital of any Target Group Company.

6.2 Sellers' Conditions

The Shareholders shall be obliged to complete the Closing only if each of the conditions precedent set out in the following Subsections of this Section 6.2 have been satisfied in full at or before the Closing Date. Each of such conditions precedent is for the exclusive benefit of the Sellers and the Sellers may waive any of them in whole or in part in writing.

6.2.1 Required Consents

All consents, approvals, Orders and authorizations listed in Section 3.1.6 of the SDL and for the issuance of the JE Common Shares upon the exercise of the exchange rights of the Class A Special Shares shall have been obtained on or before the Closing Time on terms and conditions satisfactory to the Sellers.

6.2.2 Buyer's Closing Deliveries

On or before Closing, in addition to any documents to be delivered by the Buyer to the Sellers pursuant hereto, the Buyer shall deliver to the Sellers, each in form and substance satisfactory to the Sellers, the following:

(a) The Non-Competition Agreement executed by the Buyer.

(b) The Purchase Price payment in accordance with Section 2.3.

(c) A comprehensive mutual release of the Company and the Sellers.

(d) All such other documentation of the transactions contemplated hereby as the Sellers may reasonably request.

6.2.3 Accuracy of Representations and Performance of Covenants at Closing

All of the representations and warranties of the Buyer made in or pursuant to this Agreement shall be true and correct as if made at and as of the Closing Time (regardless of the date as of which the information in this Agreement or in any schedule or other document made pursuant hereto is given), except to the extent that such representations and warranties may be affected by events or transactions expressly permitted by this Agreement. At the Closing Time, the Buyer shall have observed or performed all of the obligations, covenants and agreements which the Buyer must perform at or before the Closing Date. The Sellers shall have received on the Closing Date a certificate from the Buyer certifying, to the best of the Buyer's knowledge,

information and belief (after due enquiry) that the conditions in this Section 6.2.3 have been satisfied.

6.3 Waiver

Any Party may waive, by notice to the other Parties, any condition set forth in this Article 6 which is for its benefit. No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

6.4 Termination on Failure to Satisfy Conditions

If any condition set forth in Section 6.1 or 6.2 is not satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at the Closing Time, the Party entitled to the benefit of such condition (the "**First Party**") may terminate this Agreement by notice in writing to the other Party and in such event:

(a) unless the other Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default hereunder by the First Party, the First Party shall be released from all obligations hereunder; and

(b) unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party or have not been satisfied by reason of a default hereunder by the other Party, the other Party shall also be released from all obligations hereunder.

ARTICLE 7
ARBITRATION

7.1 Purpose

The purpose of Article 7 is to resolve all Disputes arising between the Buyer and the Sellers as fairly, efficiently and cost effectively as possible. The provisions of this Article 7 shall apply to the resolution of any Dispute between the Buyer and the Sellers (except for a dispute to be resolved pursuant to Section 2.7), unless the Parties agree in writing to vary the provisions of this Article 7 for the purpose of resolving a particular Dispute. This Article 7 shall not apply to the resolution of any Disputes involving Third Party Claims as Third Party Claims shall be resolved pursuant to Article 5.

7.2 Notice of Dispute

Notice of a Dispute ("**Dispute Notice**") by a Party must be delivered to the other Party to the Dispute in accordance with the notice provisions of this Agreement. Within thirty (30) days after delivery of a Dispute Notice, the receiving Party shall deliver a response ("**Response**") to the first Party. The Dispute Notice and Response shall include a statement of that Party's position and a summary of the arguments supporting that position. As soon as possible after the Response has been given, representatives of the Parties to the Dispute, who have full authority to settle the Dispute, shall meet at mutually acceptable times and places as often as they consider necessary, to make efforts in good faith to resolve the Dispute by amicable negotiations, within fifteen (15) Business Days (the "**Negotiation Period**") after the Response was given. Each Party shall provide to each other Party any information and documents in their possession relating to the Dispute which are material to the issues in the Dispute. The negotiations shall be construed as settlement discussions, shall be confidential and shall be conducted on a "without prejudice" basis. If one of the Parties refuses or neglects to participate in such amicable negotiations, the other Party may refer the Dispute immediately to arbitration under Section 7.3. No Party shall be required to participate in the negotiations specified by this Section 7.2 if a limitation period relating to a right of such Party which is the subject matter of or is related to the Dispute, would expire during the Negotiation Period or within ten (10) days thereafter.

7.3 Arbitration

7.3.1 Submission of Disputes to Arbitration

If a Dispute is not resolved pursuant to Section 7.2 within the Negotiation Period or if a Party neglects or refuses to participate in amicable negotiations, such Dispute shall be submitted to arbitration pursuant to this Section 7.3. No Party shall have the right to stay or seek postponement of any arbitration hereunder on the grounds that one or more Parties have failed to comply with their obligations under Section 7.2, except as may otherwise be agreed in writing, and no Party has the right to commence or continue court proceedings to resolve a Dispute.

7.3.2 Location of Arbitration

Any arbitration hereunder shall be held at City of Toronto, unless the parties otherwise agree.

7.3.3 Law of Ontario

The law to be applied in connection with the arbitration shall be the law of Ontario, and the law of Canada applicable therein.

7.3.4 Arbitration Act

The arbitration shall be governed by the Arbitration Rules set out in Schedule 7.3.4. It shall be a condition precedent to the bringing of any legal proceedings

that are contemplated by such Arbitration Rules that the Parties will have concluded the arbitration process as provided by such Arbitration Rules. The provisions of the *Arbitration Act,* 1991 (Ontario) as amended or substituted from time to time shall apply to the extent that they are not inconsistent with such Arbitration Rules.

7.4 Additional Parties

Any arbitration may include any other Person substantially involved in a common question of fact or law whose presence is required if complete relief is to be accorded in arbitration, provided that such other Person has agreed to be bound by such arbitration.

7.5 Recourse to Courts

Notwithstanding the provisions of this Article 7 and the Arbitration Rules, any Party may, in its sole discretion, apply at any time to a court of competent jurisdiction for:

(a) the appointment of an arbitrator pursuant to the provisions of Section 1(a) of Schedule 7.3.4;

(b) any emergency or interim remedy to enforce the terms of this Agreement or to prevent any breach of this Agreement, including specific performance and injunctive relief on an interim or interlocutory basis, restraining orders, receiving orders and orders regarding the detention, preservation and inspection of property; or

(c) the enforcement of an award made by an arbitrator.

7.6 Confidentiality

All negotiations and arbitration conducted pursuant to this Article 7, and all information and documents (whether in tangible, electronic or digital form) exchanged by the Parties in connection therewith are confidential. Such information and documents shall not be disclosed to any Person other than

(a) the Parties, their legal counsel and any of their representatives, consultants and advisors who need to know such information and access such documents for the purposes of such negotiations or arbitration; and

(b) the arbitrator,

except as may be required by Applicable Law or except in the course of any judicial proceeding relating to any arbitration conducted pursuant to the Arbitration Rules. If either Party fails to comply with the provisions of this Section 7.6 before or after the completion of any arbitration, the arbitrator may enjoin further breaches of this provision by such Party and award damages or other relief against such Party. On completion of any negotiations or arbitration conducted under this Article 7, each Party

shall return to the other all copies of such information or documents, whether in tangible, electronic or digital form.

ARTICLE 8
GENERAL

8.1 Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants. For avoidance of doubt, all such expenses of the Target Group shall be borne by the Sellers (and not by the Target Group).

8.2 Time

Time is of the essence of each provision of this Agreement.

8.3 Notices

Any notice, demand or other communication (in this Section, a "**notice**") required or permitted to be given or made hereunder or under the Non-Competition Agreement shall be in writing and shall be sufficiently given or made if:

(a) delivered in person during normal business hours on a Business Day and left with a receptionist or other responsible employee of the relevant party or other responsible individual at the applicable address set forth below;

(b) sent by prepaid first class mail; or

(c) sent by any electronic means of sending messages, including e-mail, telex or facsimile transmission, which produces a paper record ("**Transmission**") during normal business hours on a Business Day charges prepaid and confirmed by prepaid first class mail;

in the case of a notice to the Shareholder or any one of them, addressed to Sellers' Representative at:

[redacted]

Attention: Daniel MacDonald
Email: [redacted]

with a copy to:

Bennett Jones
One First Canadian Place
Suite 3400
Toronto, ON M5X 1A4

Attention: Sara Parchello
Fax : (416) 863-1716
Email: parchellos@bennettjones.com

and in the case of a notice to the Buyer or the Buyer Parent, addressed to it at:

100 King Street West
Suite 2630
Toronto, ON M5X 1E1

Attention: General Counsel
Email: jdavids@justenergy.com

with a copy to:

Fasken Martineau DuMoulin LLP
333 Bay Street, Suite 2400
Bay Adelaide Centre, Box 20
Toronto, ON M5H 2T6

Attention: Scott Conover
Fax No.: (416) 364-7813
Email: sconover@fasken.com

Each notice sent in accordance with this Section shall be deemed to have been received:

(i) on the day it was delivered;

(ii) on the fifth Business Day after it was mailed (excluding each Business Day during which there existed any general interruption of postal services due to strike, lockout or other cause); or

(iii) on the same day that it was sent by Transmission, or on the first Business Day thereafter if the day on which it was sent by Transmission was not a Business Day or the Transmission was sent after normal business hours, provided in both cases that the sender did not receive any message stating the Transmission was not deliverable.

Any Party may change its address for notice by giving notice to the other Parties.

8.4 Public Announcements

Subject to Applicable Law, no Party shall make or cause to be made, any public statement or public announcement or issue any press release or otherwise communicate with any news media concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, and the Parties shall co-operate as to the timing and content of any such press release, public announcement or communication. Notwithstanding the foregoing, the Shareholders acknowledge that the Buyer Parent is a reporting issuer under Applicable Laws and may be obligated to make public disclosure of the entering into of this Agreement and the material terms hereof and may be required to file a copy of this Agreement on SEDAR and EDGAR and the Sellers consent to the making of such disclosure and such filing and any related communications (including in connection with analyst conference calls) and shall co-operate in the content of such disclosure.

8.5 Assignment

The Buyer may assign this Agreement in whole or in part to an Affiliate or with the prior written consent of the Shareholders such consent not be unreasonably withheld, conditioned nor unduly delayed. None of the Shareholders may assign any rights or benefits under this Agreement to any Person without the prior written consent of the Buyer. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, personal legal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any Party) and permitted assigns.

8.6 Further Assurances

Each Party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as the other Party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and each Closing Document.

8.7 Remedies Cumulative

The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

8.8 Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

8.9 Electronic Execution

To evidence the fact that it has executed this Agreement, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission or by electronic mail in Portable Document File (PDF) format. That Party shall be deemed to have executed this Agreement on the date it sent such facsimile or electronic transmission. In such event, such Party shall forthwith deliver to the other Party the counterpart of this Agreement executed by such Party.

8.10 Sellers' Representative

(a) Subject to paragraph (b), the Buyer shall be able to rely conclusively on the instructions and decisions of the Sellers' Representative with respect to all matters on behalf of the Shareholders including, without limitation, as to: (i) the negotiation, settlement or defence of any Claim or demand for indemnification pursuant to Article 5, and (ii) the settlement of all amounts owing to the Shareholders under the terms of this Agreement; and the Shareholders shall have no cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Sellers' Representative. The Shareholders may, upon advance written notice to the Buyer, replace the Sellers' Representative in the event of the death or mental incapacity of the Sellers' Representative.

(b) The Buyer shall only be able to rely on the instructions and decisions of the applicable Shareholder (and shall not be entitled to rely on the instructions of the Sellers' Representative) with respect to the negotiation, settlement or defence of any Claim relating to such Shareholder (only) or demand for indemnification from a Shareholder pursuant to Subsection 5.1.2.

ARTICLE 9
GUARANTEE

9.1 Guarantee of Buyer Parent

Buyer Parent hereby guarantees the obligations of Buyer under this Agreement and agrees to issue JE Common Shares upon the exercise of the exchange right of the Class A Special Shares as contemplated in this Agreement and the transfer by the Shareholders to Buyer Parent of the Class A Special Shares (and to be more particularly set forth in the articles of amendment of Buyer to create the Class A Special Shares). Buyer Parent agrees that (i) its guarantee obligations pursuant to this Section are absolute, unconditional, irrevocable and continuing and (ii) Buyer Parent shall be liable

pursuant to this Section as obligor and not merely as a surety. Seller shall not be bound to exhaust its recourse against Buyer before becoming entitled to payment from Buyer Parent under this Section. The obligations of Buyer Parent under this Section will not be limited or reduced by any changes in Buyer's name or any merger, consolidation, reorganization or amalgamation of Buyer with any one or more other Persons. Without releasing, discharging, limiting or otherwise affecting, in whole or in part, the liability of Buyer Parent hereunder, the Shareholders may grant extensions of time or other indulgences, take and give up securities, abstain from taking, perfecting securities, accept compositions, grant releases and discharges and otherwise deal with Buyer as the Shareholders may see fit. The obligation of the Buyer Parent under this Section will not be limited or reduced as a result of the termination, invalidity or unenforceability of any right of the Shareholders against Buyer due to any incapacity or lack or limitation of status or of the power of Buyer or as a result of the insolvency or bankruptcy or Buyer.

[Signature page to follow.]

TO WITNESS their agreement, the Parties have duly executed this Agreement.

DocuSigned by: Joseph del Moral 5F3B93173EC3414... Witness Joseph del Moral	DocuSigned by: 0C50842D310848D... **Daniel MacDonald**
DocuSigned by: Joseph del Moral 5F3B93173EC3414... Witness Joseph del Moral	DocuSigned by: A5DD03F8C8B7407... **Darren Prichett**
DocuSigned by: Joseph del Moral 5F3B93173EC3414... Witness Joseph del Moral	DocuSigned by: Daniel Camirand 78E348FC0DB644A... **Daniel Camirand**
DocuSigned by: Joseph del Moral 5F3B93173EC3414... Witness Joseph del Moral	DocuSigned by: Ivan Medunic 8517A547DB8748C... **Ivan Medunic**
DocuSigned by: Joseph del Moral 5F3B93173EC3414... Witness Joseph del Moral	DocuSigned by: E27B9E51F6B8415... **Jason Herod**

JUST ENERGY GROUP INC.

By: ______________________________
Name: Patrick McCullough
Title: President and CEO

8704104 CANADA INC.

By: ______________________________
Name: Patrick McCullough
Title: President and CEO

TO WITNESS their agreement, the Parties have duly executed this Agreement.

Witness	)	**Daniel MacDonald**
Witness	)	**Darren Prichett**
Witness	)	**Daniel Camirand**
Witness	)	**Ivan Medunic**
Witness	)	**Jason Herod**

JUST ENERGY GROUP INC.

By: ______________________

Name: Patrick McCullough
Title: President and CEO

8704104 CANADA INC.

By: ______________________

Name: Patrick McCullough
Title: President and CEO

Schedule A – Other Shareholder Executions

The following persons are Shareholders of Filter Group Inc. and by their execution below signify they are bound as parties to this Agreement.

______________________ Witness	)	______________________ **Dave Stevenson**
______________________ Witness	)	______________________ **Tyrone Cameron**
______________________ Witness	)	______________________ **Brennan Mulcahy on behalf of Bantry Holdings Inc.**
______________________ Witness	)	______________________ **Joel Stewart**
______________________ Witness	)	______________________ **Andrew Schneider**
______________________ Witness	)	______________________ **Todd Burgess**

Schedule 1.1
Definitions

"**Accounting Records**" means, as the context requires, each Target Group Company's books of account, accounting records and other financial data and information relating to its business, including copies of filed Tax Returns and tax assessment notices;

"**Acquisition Proposal**" has the meaning ascribed thereto in Section 4.3;

"**Adjustment Date**" means the third Business Day following the expiration of the time period set out in Section 2.5(b) unless a notice of objection is given by the Sellers' Representative to the Buyer pursuant to Section 2.5(b), in which event the "**Adjustment Date**" means the third Business Day after the day any dispute with respect to the Closing Financial Statements, the Closing Working Capital or Closing Debt has been finally determined in accordance with Section 2.7, whichever is later;

"**Affiliate**" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly, and whether through the ownership of securities, a trust, a contract or otherwise;

"**Agreement**" means this purchase agreement including all attached schedules and exhibits, as the same may be supplemented, amended, restated or replaced from time to time;

"**Applicable Law**" means (i) any domestic or foreign statute, law (including the common and civil law and equity), constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise) or Order, (ii) any consent, exemption, approval or License of any Governmental Authority, and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as having the force of law;

"**Arbitration Rules**" means the rules and procedures of arbitration set forth in Schedule 7.3.4;

"**ASPE**" means Accounting Standards for Private Enterprises under Generally Accepted Accounting Principles, Canadian CPA Handbook Part II, as applicable from time to time;

"**Assets**" means all of the assets, real and personal, tangible and intangible, and undertaking of the Target Group, including the Equipment and the Inventory;

"**Base Equity Consideration**" means $2,000,000;

"**Benefit Plans**" means all bonus, current or deferred compensation, incentive compensation, equity purchase, equity appreciation, phantom equity, and equity option, severance or termination pay, employment, consulting, independent contractor, director, retiree, contingent worker, leased employee, welfare, hospitalization or other medical benefits, life or other insurance, prescription drug, dental, vision, cafeteria, flexible spending, dependent care, disability, accidental death, salary continuation or replacement, vacation and other paid time off, holiday, sick pay, fringe benefit, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee assistance, adoption assistance, tuition assistance, relocation assistance, out-placement, pension, retirement or supplemental retirement plan, policy, arrangement, understanding or agreement (including without limitation any defined benefit or defined contribution pension plan and any group registered retirement savings plan), and each other benefit plan or agreement (whether oral or written, formal or informal, funded or unfunded, tax-qualified or not, an "employee benefit plan" within the meaning of Section 3(3) of ERISA or not) (i) sponsored, maintained or contributed to or required to be contributed to by a Target Group Company, whether or not insured and whether or not subject to any Applicable Law, or (ii) with respect to which any Target Group Company has or could have any liability (whether actual, contingent or otherwise), including liability arising through one of its ERISA Affiliates, except that the term "Benefit Plans" shall not include any statutory plans with which a Target Group Company is required to comply, including the Canada/Quebec Pension Plan or plans administered pursuant to applicable provincial health tax, workers' compensation and employment insurance legislation;

"**Books and Records**" means the Accounting Records and, as the context requires the minute book and other corporate records, all other books and records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports and research and development information of the Target Group and plans and projections for the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Target Group or the Business, including all data and information stored electronically or on computer related media;

"**Buildings**" means all buildings, structures, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on or forming part of the Lands or the Leased Premises;

"**Business**" means the business carried on by the Target Group as at the Closing Date, being the marketing, lease, rental and sale of under counter and whole home water filtration systems and provision of home water filtration system installation and maintenance services;

"**Business Day**" means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business Toronto, Ontario;

"**Business IP**" has the meaning ascribed thereto in Section 3.1.22(a);

"**Buyer**" has the meaning set out in the recitals;

"**Buyer Intercreditor Agreement**" means the sixth amended and restated intercreditor agreement dated as of September 1, 2015, between the Buyer, Canadian Imperial Bank of Commerce as collateral agent, the secured parties party thereto from time to time and certain subsidiaries of the Buyer;

"**Buyer Shares**" has the meaning ascribed thereto in Section 2.4(j);

"**Buyer Parent**" has the meaning set out in the recitals;

"**Buyer's Accountants**" means Ernest & Young LLP;

"**Calculation Method**" with respect to the calculation of any Tax Gross-Up on an Indemnity Payment payable to an Indemnified Party, means that such Tax Gross-Up shall be calculated by using a combined federal and provincial income tax rate of the Indemnified Party during the fiscal period in which the Indemnity Payment is payable hereunder net of any benefit, credit or refund received by the Indemnified Party directly attributable to an Indemnity Payment but without regard to any losses, credits, refunds or deductions that the Indemnified Party may otherwise have which could affect the amount of tax payable on any such Indemnity Payment;

"**Camirand**" has the meaning set out in the recitals;

"**Change of Control Transaction**" means any one of the following events:

(a) any transaction pursuant to which any person or any group of two or more persons acting jointly or in concert acquires the direct or indirect "beneficial ownership" (as defined in the *Business Corporations Act* (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Buyer Parent representing 50% or more of the then issued and outstanding securities of the Buyer Parent in any manner whatsoever, including, without limitation, as a result of a takeover bid, an issuance or exchange of securities, an amalgamation of the Buyer Parent with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b) the sale, assignment or other transfer of all or substantially all of the assets of the Buyer Parent to a person or any group of two or more persons acting jointly or in concert;

(c) the dissolution or liquidation of the Buyer Parent; or

(d) the occurrence of a transaction requiring approval of the shareholders of the Buyer Parent whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert.

"**Claim**" means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 5.1.1, 5.1.2 or 5.2;

"**Class A Special Share Payment**" has the meaning set out in Section 2.4(a);

"**Class A Special Shares**" means the non-voting, non-participating, non-transferable, non-encumberable shares in the capital of Buyer, exchangeable by the holder into JE Common Shares equal to the applicable Class A Special Share Payment contemplated under Section 2.4 (rounded down to the nearest whole share) conditional upon the satisfaction of the Class A Special Share Payment conditions set forth in Section 2.4 and redeemable by Buyer for a nominal amount if the conditions set forth in Section 2.4 are not satisfied by the fourth anniversary of the Closing Date and otherwise redeemable by Buyer as contemplated in Sections 2.4(h), 2.7 and 5.14;

"**Closing**" means the completion, of the sale to, and purchase by, the Buyer of the Purchased Assets and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Purchased Assets;

"**Closing Date**" means October 1, 2018, or such other Business Day as the Sellers' Representative and the Buyer agree in writing as the date that the Closing, shall take place;

"**Closing Date Cash Payment**" has the meaning ascribed thereto in Section 2.2(a).

"**Closing Document**" means any document delivered at or subsequent to the Closing Date as provided in or pursuant to, this Agreement;

"**Closing Financial Statements**" means the consolidated financial statements of the Target Group as at the Measurement Time, consisting of balance sheet and statement of earnings (loss) and retained earnings for the period commencing on October 1, 2017 and ending at the Measurement Time (and which financial statements shall, for greater certainty, include and reflect therein the Company Transaction Expenses);

"**Closing Tax Returns**" means the applicable Tax Returns of the Company for the period ending as at the Closing Time prepared by the Buyer's Accountant as contemplated by Section 2.5;

"**Closing Time**" means 10:00 a.m. Toronto time on the Closing Date or if later, the Effective Time;

"**Closing Working Capital Adjustment**" means the difference (positive or negative) between the Closing Working Capital and the Working Capital Target;

"**Code**" means the United States *Internal Revenue Code of 1986*, as amended; and the regulations and administrative guidance promulgated thereunder;

"**Collective Agreement**" means any collective agreement, collective bargaining agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any Employee;

"**Company**" means Filter Group Inc.;

"**Condition of the Business**" means the condition of the Target Group including the Assets, liabilities, operations, activities, earnings, affairs and financial position of the Target Group;

"**Confidential Information**" means any and all information, ideas and concepts relating to the business, purpose or competitive interests of the applicable Person or any of their affiliates, including any and all (i) Intellectual Property; (ii) data, databases, results, analyses, procedures, formulae, specifications, techniques, methodology and technical and scientific expertise which relate to such Person's products or services; (iii) business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information; (iv) information related to such Person's internal organization, personnel, methods and procedures, pricing, credit, Technology, Software, facilities, capabilities, research, development, planning and work in process; and (v) information which would reasonably be considered to be confidential information of such Person, whether in written, oral or electronic form and whether or not specifically identified as confidential; but does not include any:

(a) information which is in the public domain or becomes publicly available through no act or failure to act by the receiving Person;

(b) information which is required to be disclosed by Applicable Law, provided that the receiving Person immediately notifies the disclosing Person of such disclosure requirement and the disclosing Person has the opportunity to contest or obtain a court order preventing such disclosure; or

(c) was, is or becomes available to the receiving Person on a non-confidential basis from a third party not bound by a confidentiality agreement, or any legal obligation restricting disclosure.

"**Contractors**" means any individual who is not an employee, officer or director of a Target Group Company or any such individual's personal services corporation, and which individual or personal services corporation receives remuneration from a Target Group Company pursuant to a Contract for services;

"**Contracts**" means the contracts, agreements, license agreements and other obligations (in all cases whether or not in writing) of Target Group Company and the Contractual Rights;

"**Contractual Rights**" means the full benefit of all unfilled customer purchase orders, quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which a Target Group Company is entitled at the Closing Time, whether

written or oral, including any deposits made in connection therewith, and forward commitments of a Target Group Company for supplies or materials entered into in the ordinary course;

"**Customer**" means a customer of a Target Group Company and, for greater certainty, includes each Customer that has its accounts receivable or Contracts, as applicable, assigned by a Target Group Company to Home Trust Company pursuant to a Home Trust Agreement;

"**Customer Contracts**" means all Contracts with the Target Group's Customers related to the Business and, for greater certainty, includes all "Customer Contracts" assigned to Home Trust Company pursuant to a Home Trust Agreement;

"**Daniel**" has the meaning set out in the recitals;

"**Darren**" has the meaning set out in the recitals;

"**Deemed Price**" means the ten day volume weighted trading price of the JE Common Shares on the TSX, for the last ten days of each Period (to and including the last day of such Period);

"**Defending Party**" has the meaning ascribed thereto in Section 5.6;

"**Direct Claim**" means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

"**Disposal**" means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

"**Dispute**" includes any dispute, controversy, claim, counterclaim or similar matter which relates to or arises out of or in connection with this Agreement including the validity, construction, meaning, performance or effect of this Agreement or the rights and liabilities of the Parties to this Agreement;

"**Dispute Notice** " has the meaning ascribed thereto in Section 7.2;

"**EBITDA**" means at any time, without duplication, the consolidated gross margin, minus selling, general and administrative expenses of the Target Group before interest, taxes, depreciation and amortization as illustrated in Section 2.12 of the SDL;

"**Effective Time**" means the time on the Closing Date at which the Buyer and the Sellers can reasonably ascertain that the transactions contemplated by this Agreement have been completed or waived by the relevant Party;

"**Employees**" means the employees of each Target Group Company employed by such Target Group Company;

"**Encumbrance**" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under Section 426 or Section 427 of the *Bank Act* (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, an adverse claim or any other right, option or claim of others of any kind whatever affecting the Assets or Purchased Assets, any covenant or other agreement, restriction or limitation on the transfer of the Assets or Purchased Assets, a deposit by way of security and an easement, restrictive covenant, agreement or right of way (registered or unregistered), restriction, encroachment, burden or title reservation of any kind with respect to real property;

"**Environment**" includes the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and the environment or natural environment as defined in any Environmental Law and "**Environmental**" shall have a similar extended meaning;

"**Environmental Laws**" includes all Applicable Law, relating in whole or in part to the Environment including those relating to the storage, generation, use, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance, any laws relating to asbestos or asbestos containing materials in the Environment, in the workplace or in any Building and any laws relating in any way to occupational health and safety, product liability and the protection of people, plants, animals or the Environment;

"**Environmental Permits**" includes all permits, certificates, approvals, consents, authorizations, registrations, and licenses issued, granted, conferred, created or required by any Governmental Authority pursuant to any Environmental Laws;

"**Equipment**" means all fixed assets and tangible personal property of each Target Group Company, including all machines, machinery, trucks and other mobile equipment, fixtures, tools, moulds, jigs, dies, furniture, furnishings, vehicles, material handling equipment, typewriters, computer hardware, computer software, photocopiers, office equipment, implements, tools and spare parts used in the Business including the fixed assets and tangible personal property described in Section 1.1(a) of the SDL;

"**Equipment Leases**" means the leases of Equipment listed on Section 1.1(b) of the SDL;

"**ERISA**" means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

"**ERISA Affiliate**" means any Person, trade or business (whether or not incorporated) that is or at any relevant time was under common control with any Target Group Company or otherwise treated, along with any Target Group Company, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

"**Excluded Claim**" means any Third Party Claim;

(a) that relates to Taxes of Buyer as an Indemnified Party and which Buyer, by notice to Sellers' Representative, elects to defend;

(b) that reasonably involves material reputational risks to the Indemnified Party;

(c) where the Indemnifying Party is also a party thereto and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(d) where any officer or director of the Indemnified Party is also personally named a party thereto and the Indemnified Party determines in good faith that joint representation would be inappropriate;

(e) where the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend the Third Party Claim and provide indemnification with respect to the Third Party Claim; or

(f) that seeks relief against the Indemnified Party for other than monetary damages or the Indemnified Party determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect the Indemnified Party;

"**Final Closing Date Cash Payment**" has the meaning ascribed thereto in Section 2.2(a).

"**Financial Statements**" means, as the context requires, the unaudited financial statements of each Target Group Company for the twelve month period ended September 30, 2017 and September 30, 2016, consisting of a balance sheet and statement of income and cash flow statement and review engagement and the Interim Statements, as attached as Section 1.1(d) of the SDL;

"**First Party**" has the meaning ascribed thereto in Section 6.4;

"**First Period**" means the twelve month period ending on the first anniversary of the Closing Date;

"FLA" has the meaning ascribed thereto in Section 3.2.6;

"**Fundamental Representations and Warranties**" has the meaning set out in Section 3.8(a);

"**Generally Accepted Accounting Principles**" means accounting standards for private enterprise from time to time approved by the Chartered Professional Accountants of Canada;

"**Governing Documents**" means, with respect to any particular corporation, the certificate and articles of incorporation, articles of amendment and by-laws or other equivalent documents or instruments of a similar nature or pertaining to a corporation under the Applicable Laws of the jurisdiction governing such corporation;

"**Governmental Authority**" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever;

"**GST/HST**" means all taxes exigible pursuant to Part IX of the *Excise Tax Act* (Canada) and the regulations made thereunder;

"**Hazardous Substance**" means any pollutant, contaminant, waste, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified, controlled or regulated in or by any Environmental Law, including any that may impair the quality of any waters;

"**Home Trust Agreement**" means collectively (i) the program agreement made as of March 23, 2012 between Home Trust Company and Greenlife Water Corp. (now the Company), as amended by an amending agreement to the program agreement made as of December 4, 2014, as further amended by a second amending agreement to the program agreement made as of February 10, 2016, as further amended by a third amending agreement made as of April 9, 2017, as further amended by a fourth amending agreement made as of September 21, 2017, and as further amended by a fifth amending agreement made as of May 18, 2018; and (ii) a union program agreement made as of March 6, 2014 between Home Trust Company and Greenlife Water Corp. (now the Company), as amended by an amending agreement to the union program agreement made as of December 4, 2014, as further amended by a second amending agreement to the union program agreement made as of February 10, 2016, as further amended by a third amending agreement made as of April 9, 2017, as further amended by a fourth amending agreement made as of September 21, 2017, and as further amended by a fifth amending agreement made as of May 18, 2018;

"**ITA**" means the *Income Tax Act* (Canada) and the regulations made thereunder;

"**including**" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

"**Indemnified Loss**" has the meaning ascribed thereto in Section 5.14;

"**Indemnified Party**" means any Person entitled to indemnification under this Agreement;

"**Indemnifier**" means any Party obligated to provide indemnification under this Agreement;

"**Indemnifying Party**" means any Person required to indemnify another Person under this Agreement;

"**Indemnity Payment**" means any amount of Loss required to be paid pursuant to Sections 5.1.1, 5.1.2 or 5.2;

"**Independent Accountant**" has the meaning ascribed thereto in Section 2.7;

"**Intellectual Property**" means all intellectual, industrial and/or proprietary rights, whether domestic or foreign, in and to the following, without limitation (i) all inventions (whether or not patentable and whether or not reduced to practice); (ii) all patents and all patent applications, including without limitation, continuations, continuations-in-part, design patents, industrial designs, divisionals, provisionals and reissue applications); (iii) all copyrights, whether registered or unregistered; (iv) all trade names, trademarks and service marks (including without limitation, any word, symbol, trade dress, product configuration, icon, logo and all goodwill associated therewith) along with registrations therefor and applications for registration thereof; (v) all trade secrets, confidential information and know-how. The Intellectual Property includes Software, new developments, ideas, devices, apparatus, machines, processes, methods, compounds, compositions of matter, drawings, invention disclosures, engineering orders, chemical compositions, formulae, diaries, notebooks, discs, drives and tapes and all information, however recorded or stored; and all Internet addresses, telephone numbers, domain names (including applications for registration of domain names) Internet content and services (including FTP and web sites), and the right to sue or otherwise claim for past, present or future infringement, misappropriation or unauthorized use or disclosure of any the foregoing;

"**Interim Period**" means the period from and including the date of this Agreement to and including the Closing Time;

"**Interim Statements**" means the management prepared financial statements of each Target Group Company for the nine month period ended June 30, 2018 consisting of a balance sheet and statement of income and cash flow statement and a balance sheet as at August 31, 2018 together with the listing of customer accounts to support the accounts receivable balances in the August 31, 2018 balance sheet;

"**IRS**" means the United States Internal Revenue Service;

"**Issued Class A Special Shares**" has the meaning ascribed thereto in Section 2.3(b);

"**Ivan**" has the meaning set out in the recitals;

"**JE Common Shares**" means the common shares in the capital of the Buyer Parent (which are listed on the Toronto Stock Exchange and the New York Stock Exchange under the ticker symbol "JE");

"**Leased Premises**" means the lands and Buildings which are subject to the Real Property Leases, together with all licenses, rights and appurtenances, relating thereto;

"**License**" means any license, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

"**Licensed-in IP**" has the meaning ascribed thereto in Section 3.1.22(a);

"**Licensed-out IP**" has the meaning ascribed thereto in Section 3.1.22(a);

"**Loss**" or "**Losses**" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including loss of profits and indirect, consequential damages but excluding any punitive damages; and for purposes of determining the Loss arising from any misrepresentation or breach of warranty, such representation and warranty shall be shall be read without regard to any materiality qualifiers set forth therein;

"**Material Adverse Change**" means, with respect to the Business, an event or change that is material and adverse to its operations, results of operations, properties, assets, liabilities, capitalization, prospects or condition (financial or otherwise), other than any event or change: (a) relating to the economy, political conditions or securities markets in general; (b) relating to any generally applicable change in Applicable Laws; (c) relating to this Agreement and other transactions contemplated by this Agreement or the announcement hereof; (d) relating to changes affecting generally the home water filtration sector; and (e) relating to changes in currency exchange rates; provided, however, that such change referred to in clauses (a), (b) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) the Business, or does not disproportionately adversely affect the Business, compared to other businesses of similar size operating in the home water filtration sector;

"**Material Contracts**" has the meaning ascribed thereto in Section 3.1.12(a);

"**Negotiation Period**" has the meaning ascribed thereto in Section 7.2;

"**Non-Active Employees**" means those Employees who are absent from work on the Closing Date by reason of short or long term disability or by reason of parental leave or other authorized or unauthorized leave of absence but for greater certainty does not include Employees who are absent from work on the Closing Date by reason of holiday or scheduled day off;

"**Non-Competition Agreement**" has the meaning ascribed thereto in Section 6.1.2(b);

"**Notice Period**" has the meaning ascribed thereto in Section 5.5;

"**Occupational Health and Safety Acts**" means the *Occupational Health and Safety Act* (Ontario) pursuant thereto and all other legislation of any jurisdiction dealing with any of the subject matter of that Act or with any aspect of the health or safety of employees;

"**Order**" means any order (draft or otherwise), judgment, injunction, decree, award or writ of any court, tribunal, arbitrator, Governmental Authority, or other Person having jurisdiction;

"**Other Shareholders**" has the meaning set out in the recitals;

"**ordinary course**" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Target Group conducted in a commercially reasonable and businesslike manner consistent with the Target Group's past practices in the past 3 years;

"**Parties**" means the Buyer, Buyer Parent and the Shareholders collectively, and "**Party**" means any one of them;

"**Pension Plan**" means each of the Benefit Plans that is (i) a "registered pension plan" as that term is defined in subsection 248(1) of the *Income Tax Act* (Canada) or (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code;

"**Period**" means the First Period, Second Period or Third Period, as the context requires;

"**Permitted Encumbrances**" means:

(a) inchoate or statutory liens for Taxes not at the time overdue but only if the amount thereof at the Closing Date is adjusted in favour of the Buyer on the Closing Financial Statements;

(b) statutory liens incurred or deposits made in the ordinary course of the Target Group's business in connection with worker's compensation, unemployment insurance and similar legislation, but only to the extent that each such statutory lien or deposit relates to amounts not yet due and the amount thereof at the Closing Date is adjusted in favour of the Buyer on the Closing Financial Statements; and

(c) the Encumbrances listed in Section 1.1(e) of the SDL;

"**Person**" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

"**Personal Information**" means any information about an identifiable individual which is protected by any Privacy Law;

"**Privacy Law**" means any Applicable Law relating to the protection of Personal Information including the *Personal Information Protection and Electronic Documents Act* (Canada);

"**Privacy Policy**" means the practices, policies and procedures of the Target Group in respect of Personal Information;

"**Purchase Price**" means the purchase price to be paid by the Buyer to the Shareholders for the Purchased Assets as provided in Section 2.2 and as adjusted pursuant to Section 2.6;

"**Purchased Assets**" has the meaning ascribed thereto in the recitals;

"**Purchased Shares**" means, prior to the pre-Closing restructuring pursuant to Section 2.10, the shares in the capital of the Company set forth on Section 3.1.2 of the SDL, and after the pre-Closing restructuring means the Class A Common Shares and Class B Common Shares of the Company issued on the conversion of such shares pursuant to the pre-Closing restructuring, being in each case all of the issued and outstanding shares and other securities of the Company;

"**Qualified Benefit Plan**" has the meaning ascribed thereto in Section 3.1.18(d);

"**Real Property Leases**" means the leases or agreements in the nature of a lease or right of occupancy of real property to which a Target Group Company is a party whether as a lessor or lessee, described in Section 1.1(c) of the SDL, and all easements, licenses, rights and appurtenances relating to the foregoing;

"**Related Party**" means the Sellers and each officer, director or employee of each Target Group Company and their respective siblings, spouses, parents and children and any Affiliate of one or more of such Persons;

"**Related Party Debt**" means any liability, account payable or other indebtedness owing by a Target Group Company to a Related Party excluding the Shareholder Loan and any inter Target Group Company liability, account payable or other indebtedness;

"**Release**" includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action defined in any Environmental Law;

"**Remedial Order**" means any Order issued, filed or imposed pursuant to any Environmental Law and includes, without limitation, any Order requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release, Disposal or other activity be reduced, modified or eliminated;

"**Representative**" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party as applicable;

"**Response**" has the meaning ascribed thereto in Section 7.2;

"**Review Period**" has the meaning set out in Section 2.4(g);

"**Reviewed Interim Financial Statements**" has the meaning set out in Section 6.1.2(h);

"**SDL**" means the Sellers disclosure letter delivered by the Sellers to the Buyer contemporaneously with the execution and delivery of this Agreement;

"**Second Period**" means the twelve month period commencing on the first day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date;

"**Seller**" and "**Sellers**" has the meaning set out in the recitals;

"**Sellers' Representative**" means Daniel;

"**Settlement Date**" means, for any Period, the date upon which the TTM EBITDA for such Period is settled pursuant to Section 2.4(g) or Section 2.4(h);

"**Shareholders**" means the Sellers and the Other Shareholders;

"**Shareholder Loan**" means the amount owing by the Company to Daniel, including the principal amount thereof plus all accrued unpaid interest thereon up to the Closing Time;

"**Shareholder Loan Consideration**" means $13,000,000 in cash;

"**Software**" means programs, routines, subroutines, translators, object, source and microcode, operating and related systems, compilers, layouts, interfaces, applications and tools, data base layouts, assemblers, hardware and accessories that cause a computer to perform in an expected manner and all related documentation, including flow charts, instructions, end-user manuals, models and test aids and any related updates and modifications;

"**Statement**" has the meaning ascribed thereto in Section 2.4(f);

"**Target EBITDA**" means in respect of the First Period, $[redacted], in respect of the Second Period, $[redacted] and in respect of the Third Period, $[redacted];

"**Target Group**" means collectively the Company and Filter Group USA Inc.;

"**Target Group Company**" means any member of the Target Group;

"**tax assessment period**" has the meaning ascribed thereto in Section 3.8(b);

"**Tax Gross-Up**" means with respect to any particular Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after-tax position as it would have been in had such amount been received tax free; and

"**Tax Returns**" means all reports, returns and other documents filed or required to be filed by each Target Group Company in respect of Taxes or in respect of or pursuant to any domestic or foreign, federal, provincial, state, municipal, territorial or other taxing statute;

"**Taxes**" means all taxes and similar governmental charges together with interest, penalties or additions associated therewith and including without limitation:

(a) Canadian federal, provincial, territorial, municipal and local, foreign (including U.S. federal, state, county, local and city) or other income, franchise, capital, capital gain, real property, personal property, tangible, withholding, payroll,

employer health, social security, school, business, transfer, land transfer, sales, use, excise, consumption, anti-dumping, countervail, HST and value added taxes, gross receipts, stamp, unclaimed property and escheat, all other taxes of any kind for which a Target Group Company may have any liability imposed by Canada or any province, territory, municipality, state, country or foreign government or subdivision or agency thereof (specifically including, without limiting the above, the United States), whether disputed or not, and any instalments in respect of any of the foregoing;

(b) assessments, charges, duties, fees, imposts or levies; and

(c) all Canada or Quebec Pension Plan contributions and employment insurance premiums and all U.S. federal, State and local payroll, social security, medicare, or unemployment taxes;

and shall include any liability for any of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under contract, arrangement, agreement, understanding or commitment (whether written or oral) or by operation of law;

"**Technology**" means any and all Software, devices, apparatus, machines, data, databases, compilations files, hardware, websites (including URL's), website content, user interfaces, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, molds, tooling, systems, servers, switches, routers, printers, peripheral equipment, cabling, networks, telecommunications, circuits, mask works, chips, flowcharts, spreadsheets, formulae, equipment, drawings and manuals, programmers notes, processes, methods, know how, show how, trade secrets, analysis, designs, lab journals, notebooks, blue prints, schematics, research and development, reports, technical and functional information, specifications, manufacturing and engineering information, and other technology;

"**Third Party Claim**" means any Claim asserted against an Indemnified Party or any Target Group Company, that is paid or payable to, or claimed by, any Person who is not a Party or an Affiliate of a Party;

"**Third Period**" means the twelve month period commencing on the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

"**Transmission**" has the meaning ascribed thereto in Section 8.3;

"**TTM EBITDA**" means, on any date, the EBITDA for the twelve (12) month period then ended;

"**U.S. Securities Act**" has the meaning ascribed thereto in Section 2.4(j)(ix);

"**WARN Act**" has the meaning ascribed thereto in Section 3.1.16(e); and

"**Working Capital Target**" means $[redacted].

Schedule 6.1.2(b)
Form of Non-Competition Agreement.

See attached.

NON-COMPETITION AGREEMENT

THIS AGREEMENT is made the ____ day of August, 2018,

BETWEEN:

DANIEL MACDONALD,
an individual residing in [redacted] ("**MacDonald**")

- and -

DARREN PRITCHETT,
an individual residing in [redacted] ("**Pritchett**")

- and -

DAVID STEVENSON,
an individual residing in [redacted] ("**Stevenson**")

- and -

THYRONE CAMERON,
an individual residing in [redacted] ("**Cameron**")

- and -

JOEL STEWART,
an individual residing in [redacted] ("**Stewart**")

- and –

BRENNAN MULCAHY,
an individual residing in [redacted] ("**Mulcahy**")

- and –

TODD BURGESS,
an individual residing in [redacted] ("**Burgess**")

- and –

8704104 CANADA INC.,
a corporation incorporated under the laws of Canada (the "**Buyer**")

- and –

JUST ENERGY GROUP INC.,
a corporation incorporated under the laws of Canada (the "**Buyer Parent**")

BACKGROUND:

1. Each of MacDonald, Pritchett, Stevenson, Cameron, Stewart, Mulcahy and Burgess (collectively, the "**Sellers**" and each a "**Seller**"), among others, have entered into a purchase agreement with the Buyer and the Buyer Parent dated August <@>, 2018 (the "**Purchase Agreement**").

2. The obligation of the Buyer to complete the transactions contemplated in the Purchase Agreement is conditional on, among other things, the Sellers entering into this non-competition agreement.

3. The Buyer Group (as defined below) has entered into the Purchase Agreement with the intention of operating and further expanding the Business (as defined below) purchased from the Sellers across the Restricted Area.

4. In order to preserve the value of the Business (as defined below) sold to the Buyer, the Sellers must enter into and perform their covenants contained in this Agreement.

IN CONSIDERATION of the sum of $1.00 paid by each party to each of the other parties hereto and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1. DEFINITIONS

1.1 In this Agreement,

"**Affiliate**" has the meaning given to it in the *Canada Business Corporations Act.*

"**Agreement**" means this non-competition agreement including the BACKGROUND above, as supplemented, amended and/or restated from time to time by a written agreement signed by the parties.

"**Business**" means the business carried on by the Company and the Subsidiary as at the Closing Date, being the marketing, lease, rental and sale of under counter and whole home water filtration systems and provision of home water filtration system installation and maintenance services. **[NTD: conform to final purchase agreement]**

"**Buyer Group**" means, collectively, the Buyer, the Buyer Parent and their Affiliates including, from and after the Closing, the Company and the Subsidiary.

"**Company**" means Filter Group Inc.

"**Confidential Information**" means any and all information, ideas and concepts relating to the Business or the purpose or competitive interests of the Company or Subsidiary, including any and all (i) Intellectual Property; (ii) data, databases, results, analyses, procedures, formulae, specifications, techniques, methodology

and technical and scientific expertise which relate to the Business; (iii) names of, arrangements with, or other information relating to, customers, suppliers, manufacturers, financiers, owners or operators, representatives and other Persons who have business relationships with the Company or Subsidiary, or any and all business, financial, marketing, manufacturing, sales, distribution, customer, licensor, licensee and supply information; (iv) information related to the internal organization, personnel, methods and procedures, pricing, credit, technology, software, facilities, capabilities, research, development, planning and work in process of the Business; (v) the name of any company or business, all or any substantial part of which is, or at any time was, a candidate for potential acquisition by the Company or Subsidiary, together with all analysis and other information which the Company or Subsidiary have generated, compiled or otherwise obtained with respect to such candidate, business or potential acquisition, or with respect to the potential effect of such acquisition on the Company's or Subsidiary's business, assets, financial results or prospects; and (vi) information which would reasonably be considered to be confidential information of the Company or the Subsidiary, whether in written, oral or electronic form and whether or not specifically identified as confidential; but does not include any:

(a) information which is in the public domain or becomes publicly available through no act or failure to act by any of the Sellers;

(b) information which is required to be disclosed by Applicable Law, provided that any of the Sellers immediately notifies the Buyer of such disclosure requirement and the Buyer has the opportunity to contest or obtain a court order preventing such disclosure; or

(c) was, is or becomes available to any of the Sellers on a non-confidential basis from a third party not bound by a confidentiality agreement, or any legal obligation restricting disclosure.

"**Person**" shall be broadly interpreted and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government agency and any other form of entity or organization.

"**Restricted Area**" means, collectively, the Provinces of Manitoba and Ontario and the States of California, Nevada, Arizona, Illinois and Michigan.

"**Restricted Period**" means (i) with respect to MacDonald, the period commencing on the date hereof and ending on the date that is five years after the date hereof, and (ii) with respect to each Seller other than MacDonald, , the period commencing on the date hereof and ending on the date that is three years after the date hereof.

"**Subsidiary**" means Filter Group USA Inc.

1.2 Terms defined in the Purchase Agreement and used herein have the same meaning herein as in the Purchase Agreement, unless otherwise specifically defined in this Agreement. References herein to any corporate entity includes its successors.

2. NON-COMPETITION

2.1 Each of the Sellers shall not in any manner whatsoever in the Restricted Area during the Restricted Period, either individually or in partnership or jointly or in conjunction or in concert with any other Person:

(a) directly or indirectly carry on, engage or participate in, or provide or render services or lease real property to, or otherwise be involved or financially interested in (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, employee, contractor, supplier, consultant, lender, guarantor, creditor or in any other manner whatsoever) any business or entity or activity that directly or indirectly competes with the Business, Company and/or Subsidiary;

(b) directly or indirectly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, employee, contractor, supplier, consultant, lender, guarantor, creditor or in any other manner whatsoever) any Person to carry on, engage or participate in or otherwise be involved or financially interested in any business or entity or activity that directly or indirectly competes with the Business, Company and/or Subsidiary; or

(c) have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, employee, contractor, supplier, consultant, lender, guarantor, creditor or in any other manner whatsoever) in or with any Person, if any part of the activities of such Person consists of any business or entity or activity that directly or indirectly competes with the Business, Company and/or Subsidiary.

3. CUSTOMERS

During the Restricted Period, each of the Sellers shall not, directly or indirectly induce, solicit or attempt to induce or solicit any Person to cease, limit or refrain from doing business with the Business and/or any member of the Buyer Group or in any way interfere with the relationship between any actual or prospective customer or client of the Business and/or any member of the Buyer Group.

4. NON-SOLICITATION OF EMPLOYEES

During the Restricted Period, each of the Sellers shall not, directly or indirectly solicit, hire or otherwise engage any Person to perform services (as an employee, consultant, agent or otherwise) where such Person is an employee, consultant, agent or contractor who in each case is engaged by, or who otherwise has any other relationship with, the Company and/or the Subsidiary or take any actions which are intended to persuade any such Person to leave the employ of the Company and/or the Subsidiary or terminate any employee agreement or

contractor engagement with the Company and/or the Subsidiary. For clarity, any public job advertisements or postings of general and mass application shall not be considered a breach of this Section 4.

5. NON-SOLICITATION OF SUPPLIERS

During the Restricted Period, each of the Sellers shall not directly or indirectly: (i) solicit or induce any supplier to the Business and/or any member of the Buyer Group if such solicitation or inducement would, or could reasonably be expected to, obtain the custom or trade of that supplier for a business or activity that directly or indirectly competes with the Business; or (ii) solicit or induce any supplier to the Business and/or any member of the Buyer Group if such solicitation or inducement would, or could reasonably be expected to, result in the supplier terminating its relationship with, or reducing or curtailing its activities or business with the Business or any member of the Buyer Group.

6. NO DISPARAGEMENT/CONFIDENTIALITY

During the Restricted Period, each of the Sellers shall not take any action which directly or indirectly would, or could reasonably be expected to, disparage or otherwise damage the reputation of any member of the Buyer Group or any of their respective directors, officers, employees or agents, or the Business.

Each of the Sellers acknowledges that the Confidential Information is the exclusive property of the Buyer Group which has the exclusive right to use the Confidential Information for all purposes and agrees to keep the Confidential Information confidential and: (i) not to directly or indirectly in any manner communicate, publish or otherwise disclose any of the Confidential Information no matter how and when knowledge of any Confidential Information was or is acquired; and (ii) not to use, in whole or in part directly or indirectly any Confidential Information for any purpose, including for his, her or its own benefit or for the benefit of any other Person or in any manner which could be detrimental or adverse to the Business and/or any member of the Buyer Group.

7. ACKNOWLEDGMENTS

7.1 Each of the Sellers acknowledges and agrees that:

(a) the covenants in this Agreement are reasonable and are supported by good and adequate consideration and are necessary to protect the business interests of each member of the Buyer Group and the value of the Business;

(b) the Sellers will receive a substantial financial benefit as a result of the sale of the Purchased Assets to the Buyer;

(c) the covenants of the Sellers contained in this Agreement were a material inducement for the Buyer to enter into the Purchase Agreement and are an integral part of, and the execution and delivery of this Agreement is a condition to the Buyer's obligation to complete, the transactions contemplated by the Purchase Agreement; and

(d) the principles of law to be applied to the interpretation of this Agreement are those that apply to restrictive covenants given by a seller on the sale of a business.

7.2 Each of the Sellers expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of any of the covenants of the Sellers contained herein and that any breach of any of the covenants of the Sellers contained herein might result in irreparable injury to the Buyer Group and/or the Business for which money damages could not adequately compensate. If a breach of any of the covenants of the Sellers occurs, the Buyer Group shall be entitled, in addition to all other rights and remedies that any member of the Buyer Group may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Sellers and all other parties involved therein from continuing such breach. The existence of any claim or cause of any action that the Sellers or any such other Person may have against any member of the Buyer Group shall not constitute a defence or bar to the enforcement by the Buyer Group of the covenants of the Sellers under this Agreement. If the Buyer Group must resort to litigation to enforce any of the covenants of the Sellers that have a fixed term, then such term shall be extended for a period of time equal to the period during the fixed term in which a breach of such covenant was occurring, beginning as of the later of (i) the last day of the original fixed term of such covenant, and (ii) the date of final settlement or disposition of such litigation.

7.3 With respect to the members of the Buyer Group who are not parties to this Agreement, it is the intention of the Sellers to recognize the Buyer and the Buyer Parent as trustees for such members of the Buyer Group of the rights and benefits of the other members of the Buyer Group under this Agreement and the Buyer and the Buyer Parent agree to accept such trust and to hold the rights and benefits of the other members of the Buyer Group under this Agreement in trust for and on behalf of such members of the Buyer Group.

8. SEVERABILITY

If there is a decision of a court of competent jurisdiction from which no appeal lies or in respect of which all appeal rights have been exhausted or expired, that (i) any term or provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect (a) the legality, validity or enforceability of the remaining terms and provisions of this Agreement, (b) the legality, validity or enforceability of such term or provision in any other jurisdiction, or (ii) any of the covenants of the Sellers is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the Buyer shall have the power to reduce or limit such scope, duration, area or other factor and such covenant shall then be enforceable in its reduced or limited form.

9. COVENANTS CUMULATIVE

The covenants of the Sellers contained in this Agreement are in addition to, and not in substitution for, any of the covenants of any of the Sellers in the Purchase Agreement or any other document delivered at Closing. In the event of any conflict between the provisions of this Agreement and the provisions of the Purchase Agreement or any other document delivered at Closing, the more restrictive provisions shall govern. The covenants of the Sellers in this

Agreement will survive the closing of the transactions contemplated by the Purchase Agreement and will continue in full force and effect in accordance with their terms.

10. GENERAL

10.1 The ownership of an equity interest of not greater than 2% in the aggregate by any of the Sellers in a publicly traded company that is listed on a stock exchange, will not result in the breach of the covenants of the Sellers in Sections 2, 3, 4 or 5 of this Agreement.

10.2 For greater certainty, the term "directly or indirectly competes with the Business" shall be deemed to include for the purposes of this Agreement any Person that carries on activities that are the same or substantially similar to or are otherwise competitive with or could reasonably be expected to compete with, the products or services of the Business and/or any member of the Buyer Group.

10.3 The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The section headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement. All uses of the words "hereto", "herein," "hereof," "hereby" and "hereunder" and similar expressions refer to this Agreement and not to any particular section or portion of it. References to a Section refer to the applicable section of this Agreement.

10.4 In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", unless the context otherwise requires. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of *contra preferentum* or strict construction shall be applied against any party.

10.5 This Agreement may be amended or supplemented only by a written agreement signed by each party.

10.6 Time is of the essence of each provision of this Agreement.

10.7 This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada in force in such Province (excluding any conflict of laws rule or principle which might refer such construction, interpretation or enforcement to the laws of another jurisdiction) and shall be treated in all respects as an Ontario contract. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

10.8 This Agreement shall not be assigned by any of the Sellers without the prior written consent of the Buyer (which may be unreasonably withheld). This Agreement and the rights of the members of the Buyer Group hereunder may be assigned upon proper notice to the Sellers by the Buyer to any Person who acquires all or substantially all of the assets or shares of the Buyer or any member of the Buyer Group. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal

representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

10.9 This Agreement, together with the Purchase Agreement and any other document delivered at Closing, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, understandings, undertakings, statements, arrangements, promises, representations and agreements, both written or oral, between the parties. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party to enter into this Agreement or on which reliance is placed by any party, except as specifically set forth in this Agreement, the Purchase Agreement and any other document delivered at Closing.

10.10 Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which any such waiver has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

10.11 The rights and remedies of the Buyer Group under this Agreement are cumulative and are in addition to, without prejudice to and not in substitution for, any rights or remedies provided by law. Any single or partial exercise by the Buyer Group of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which the Buyer Group may be lawfully entitled for the same default or breach.

10.12 This Agreement may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement. To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission or email, and if sent by email shall be sent in Portable Document File (PDF) format.

10.13 Any notice to be given by one party to another hereunder may be given at the address and in the manner provided in the Purchase Agreement.

10.14 Each Seller acknowledges that:

(a) the Seller has read this Agreement in its entirety, understands this Agreement and agrees to be bound by its terms and conditions;

(b) the Seller has been advised to seek independent legal advice with respect to the Seller executing and delivering this Agreement and has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c) the Seller is entering into this Agreement voluntarily.

TO WITNESS THEIR AGREEMENT, the parties have duly executed this Agreement as of the date set forth above.

Witness	)	DANIEL MACDONALD
Witness	)	DARREN PRITCHETT
Witness	)	DAVID STEVENSON
Witness	)	THYRONE CAMERON
Witness	)	BRENNAN MULCAHY
Witness	)	JOEL STEWART
Witness	)	TODD BURGESS

8704104 CANADA INC.

Per: ______________________________

Name: Patrick McCullough
Title: President and CEO

JUST ENERGY GROUP INC.

Per: ______________________________

Name: Patrick McCullough
Title: President and CEO

Schedule 7.3.4
Rules of Arbitration

Rules of Procedure for Arbitration

The following Arbitration Rules shall apply with respect to any Dispute to be arbitrated between Parties under Article 7 of the Agreement.

1. INITIATION OF ARBITRATION PROCEEDINGS

(a) If any Party to this Agreement wishes to have any Dispute (that has not been resolved pursuant to Section 7.2 of the Agreement or otherwise) arbitrated in accordance with the provisions of this Agreement, it shall give notice (an "**Arbitration Notice**") to the other Party specifying particulars of the matter or matters in dispute (the "**Dispute**") and proposing the name of the individual it wishes to be the single arbitrator. Within twenty (20) days after receipt of the Arbitration Notice, the other Party shall give notice to the first Party advising whether such other Party accepts the arbitrator proposed by the first Party or that it wishes to propose the name of the individual it wishes to be arbitrator, together with the name of such individual. If such notice is not given by the other Party within such twenty-day period, the other Party shall be deemed to have accepted the arbitrator proposed by the first Party. If the Parties do not agree upon a single arbitrator within such twenty-day period, any Party may apply to a judge of the Ontario Superior Court of Justice, under the *Arbitration Act*, 1991 (Ontario), as amended from time to time (the "**Arbitration Act**") for the appointment of a single arbitrator (the "**Arbitrator**").

(b) The individual selected as Arbitrator shall be qualified by education and experience to decide the Dispute. The Arbitrator shall be at arm's length from the Parties and shall not be a member of the audit or legal firm or firms who advise any Party, nor shall the Arbitrator be an individual who is, or is a member of a Person, otherwise regularly retained by any of the Parties.

2. SUBMISSION OF WRITTEN STATEMENTS

(a) Within thirty (30) days of the appointment of the Arbitrator, the Party initiating the arbitration (the "**Claimant**") shall send the other Party (the "**Respondent**") a statement of claim ("**Statement of Claim**") setting out in sufficient detail the facts and any contentions of law on which it relies, and the relief that it claims.

(b) Within thirty (30) days of the receipt of the Statement of Claim, the Respondent shall send the Claimant a statement of defence ("**Statement of Defence**") stating in sufficient detail which of the facts and contentions of law in the Statement of Claim that the Respondent admits or denies, on what grounds, and on what other facts and contentions of law the Respondent relies.

(c) Within fifteen (15) days of receipt of the Statement of Defence, the Claimant may send the Respondent a statement of reply ("**Statement of Reply**").

(d) All Statements of Claim, Statements of Defence and Statements of Reply shall be accompanied by copies, or, if they are especially voluminous, lists, of all essential documents on which the Party concerned relies and which have not previously been submitted by any Party, and (where practicable) by any relevant samples.

(e) After submission of all of the Statements of Claim, Statements of Defence and Statements of Reply, the Arbitrator will give directions for the further conduct of the arbitration.

3. MEETINGS AND HEARINGS

(a) The arbitration shall be conducted in English unless otherwise agreed by the Parties and the Arbitrator in writing. Subject to any adjournments which the Arbitrator allows, the final hearing will be continued on successive Business Days until it is concluded.

(b) All meetings and hearings will be in private unless the Parties otherwise agree.

(c) Any Party may be represented at any meetings or hearings by legal counsel.

(d) Each Party may conduct an examination-in-chief and re-examine its own witnesses and cross-examine the opposing Party's witnesses at the arbitration.

4. THE DECISION

(a) The Arbitrator will make a decision in writing and, unless the Parties otherwise agree, will set out written reasons for his or her decision.

(b) The Arbitrator will send the decision to the Parties as soon as practicable after the conclusion of the final hearing, but in any event no later than forty-five (45) days thereafter, unless that time period is extended for a fixed period by the Arbitrator on written notice to each Party because of illness or other cause beyond the Arbitrator's control.

(c) Subject to the court's jurisdiction to set aside an award pursuant to Section 46 of the *Arbitration Act*, an award by the Arbitrator shall be final and binding upon the Parties and there shall be no appeal from the award of the Arbitrator on a question of law or on any other question.

(d) In making its decision, the Arbitrator shall rely solely on the written and verbal submissions and presentations made and evidence tendered by the Parties to the Arbitrator in accordance with the foregoing and shall not conduct any independent review.

(e) The Arbitrator shall have no right to make any determination on any question which is not in dispute and no such determination shall bind the Parties.

5. JURISDICTION AND POWERS OF THE ARBITRATOR

(a) By submitting to arbitration under the Arbitration Rules, the Parties shall be taken to have conferred on the Arbitrator the following jurisdiction and powers, to be exercised at the Arbitrator's discretion subject only to the Arbitration Rules and the relevant law, with the object of ensuring the just, expeditious, economical and final determination of the Dispute referred to arbitration.

(b) Without limiting the jurisdiction of the Arbitrator at law, the Parties agree that the Arbitrator shall have jurisdiction to:

(i) determine any question of common law or equity arising in the arbitration;

(ii) determine any question as to the Arbitrator's jurisdiction;

(iii) determine any question of good faith arising in the Dispute;

(iv) make such procedural rules as the Arbitrator determines are appropriate with respect to the conduct of the proceedings;

(v) determine the nature and extent of discovery, if any;

(vi) proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with the Arbitration Rules or with the Arbitrator's orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(vii) order any Party to furnish further details of that Party's case, in fact or in law;

(viii) receive and take into account such written or oral evidence tendered by the Parties as the Arbitrator determines is relevant, whether or not strictly admissible in law;

(ix) hold meetings and hearings, and make a decision (including a final decision) in the City of Toronto or elsewhere with the concurrence of the Parties thereto;

(x) order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power which the Arbitrator determines to be relevant;

(xi) order the preservation, storage, sale or other disposal of any property or thing under the control of any of the Parties;

(xii) make one or more interim awards;

(xiii) make an award of interest in respect of any amount determined to be owing;

(xiv) make an award as to costs of the arbitration; and

(xv) make interim orders to secure all or part of any amount in dispute in the arbitration.

6. COSTS OF ARBITRATION

(a) Pending determination by the Arbitrator, the Parties to the arbitration shall share equally and be responsible for their respective shares of the fees of the Arbitrator and the costs of the Arbitrator and the arbitration. However, the Arbitrator may make an award of costs upon the conclusion of the arbitration making one or more Parties to the Dispute liable to pay a part or all of the costs of another Party to the Dispute. When the Arbitrator has rendered a decision on the Dispute, a Party who has made a settlement offer that was not accepted, may advise the Arbitrator of the time, nature and amount of the settlement offer. In awarding costs the Arbitrator may take into account the making of such settlement offer.